As filed with the Securities and Exchange Commission on July 8, 1998
                                            Registration Statement No. 333-44691
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       -----------------------------------

                               AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       -----------------------------------

                                CFI MORTGAGE INC.
                 (Name Of Small Business Issuer In Its Charter)

                       -----------------------------------

     Delaware                        6199                          52-2023491
 (State or Other              (Primary Standard                (I.R.S. Employer
 Jurisdiction of                  Industrial                    Identification
Incorporation or                Classification                     Number)
  Organization)                  Code Number)

                              580 Village Boulevard
                                    Suite 120
                         West Palm Beach, Florida 33409
                                 (561) 687-1595
          (Address and Telephone Number of Principal Executive Offices)

(Address of Principal Place of Business or Intended Principal Place of Business)

                 ----------------------------------------------

                             Christopher C. Castoro
                             Chief Executive Officer
                                CFI Mortgage Inc.
                              580 Village Boulevard
                                    Suite 120
                         West Palm Beach, Florida 33409
                                 (561) 687-1595

            (Name, Address and Telephone Number of Agent for Service)

                 -----------------------------------------------

                                    Copy to:
                              Joseph A. Smith, Esq.
                          Epstein Becker & Green, P.C.
                                 250 Park Avenue
                            New York, New York 10177
                                 (212) 351-4500
                               fax: (212) 661-0989

                 ----------------------------------------------

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
  Title of Each Class of                                      Proposed Maximum   Proposed Maximum
     Securities to be                       Amount to         Offering Price         Aggregate             Amount of
        Registered                        be Registered       Per Share(3)(4)     Offering Price        Registration Fee
========================================================================================================================
Shares of Common Stock
  underlying IPO Warrants ..........    100,000 Shares (1)         $6.00            $  600,000               $  204
------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock
  underlying Additional Warrants ...    240,000 Shares (1)         $8.50            $2,040,000               $  692
------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock,
  $.01 par value ...................    640,000 Shares (2)         $6.25            $4,000,000               $1,356
------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock,
  $.01 par value ...................    200,000 Shares (5)         $5.00            $1,000,000               $  295
------------------------------------------------------------------------------------------------------------------------
Total Registration Fee .............                                                                        $2,547*
========================================================================================================================

*    $2,252 previously paid.

(1) Pursuant to rule 416, there are also being registered such indeterminable number of additional securities which may be issued as a result of the anti-dilution provisions of the IPO Warrants and the Additional Warrants.

(2) Represents the number of shares of Common Stock initially issuable upon conversion of the Series A Convertible Preferred Stock, dividends payable in shares of the Company's Common Stock, and includes such indeterminable number of additional shares which may be issued as a result of the fluctuation of the conversion price.

(3) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) based on the closing sale price of the Common Stock on the Nasdaq SmallCap Market on January 16, 1998.

(4) The maximum aggregate price per unit of the IPO Warrants and the Additional Warrants has been calculated pursuant to Rule 457(g).

(5) Represents the maximum number of shares of Common Stock which may be issued upon conversion of the Series B Convertible Preferred Stock, and dividends which may be paid in shares of the Company's Common Stock. Pursuant to Rule 416, there is also being registered such indeterminable number of additional securities which may be issued as a result of the anti-dilution provisions of the Series B Convertible Preferred Stock.

                Approximate Date of Proposed Sale to the Public:
     From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         -------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION, DATED July 8, 1998

PROSPECTUS

                                CFI MORTGAGE INC.

                        1,180,000 Shares of Common Stock

     This Prospectus relates to the following securities of CFI Mortgage Inc., a Delaware corporation (the "Company"): (a) 100,000 shares of common stock, $.01 par value (the "Common Stock"), underlying warrants (the "IPO Warrants") entitling the holder to purchase one share of the Company's Common Stock exercisable at $6.00, subject to adjustment in certain circumstances (the "Shares Underlying IPO Warrants"); (b) 240,000 shares of Common Stock underlying warrants (the "Additional Warrants") entitling the holder to purchase one share of Common Stock exercisable at $6.50, subject to adjustment in certain circumstances (the "Shares Underlying Additional Warrants") and (c) 840,000 shares of Common Stock issuable to the Selling Stockholders upon conversion of their Convertible Preferred Stock (as hereinafter defined), subject to adjustment in certain circumstances (the "Conversion Shares"). The IPO Warrants expire on May 27, 2002 and the Additional Warrants expire on September 17, 2001. See "Description of Capital Stock." The Shares Underlying IPO Warrants, the Shares Underlying Additional Warrants and the Conversion Shares are referred to collectively herein as the "Shares."

     The Shares may be offered and sold by the Selling Stockholders from time to time, pursuant to this Prospectus, on terms to be determined at the time of sale, in transactions in the over-the-counter market, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through securities broker-dealers or other agents, and such broker-dealers or other agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Additionally, agents or dealers may acquire Common Stock or interests therein as a pledgee and may, from time to time, effect distributions of Shares or interests in such capacity. See "Selling Stockholders" and "Plan of Distribution." The Selling Stockholders and any brokers, dealers or agents through whom sales of the Common Stock are made may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized by them on the sale of the Common Stock may be considered to be underwriting compensation.

     The Company is not offering and selling any of the Shares offered hereby and will not receive any of the proceeds from sales of Shares by the Selling Stockholders; however, the Company will receive the proceeds from the exercise of the Warrants. The Company has agreed to bear all of the expenses in connection with the registration and sale of the Shares offered hereby by the Selling Stockholders (other than underwriting discounts and selling commissions).

     Information concerning the Selling Stockholders may change from time to time and will be set forth in supplements to this Prospectus.

     See "Risk Factors" on pages 5 to 11 for a discussion of certain material factors which should be considered in connection with an investment in the Shares offered hereby.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                              UPON THE ACCURACY OR
       ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                              ---------------------

         THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON
                     OR ENDORSED THE MERITS OF THE OFFERING.
                ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                              --------------------

     Prior to the Company's initial public offering (the "Public Offering") of 1,000,000 shares of Common Stock in May 1997, there was no established trading market for the Common Stock. The Company's Common Stock is now included for quotation on the Nasdaq SmallCap Market under the symbol "CFIM." The reported closing sale price of the Common Stock on the Nasdaq SmallCap Market on July xx, 1998 was $xx.xx per share.

                              --------------------

                      The date of this Prospectus is ____, 1998

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              AVAILABLE INFORMATION

     The Company's principal executive offices are located at 580 Village Boulevard, Suite 120, West Palm Beach, Florida 33409, telephone (561) 687-1595. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files proxy statements, reports and other information with the Securities and Exchange Commission (the "SEC"). This filed material can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and in New York, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web Site address which contains reports, proxy and information statements and other information regarding the registrants that file electronically with the SEC. The address of such site is http://www.sec.gov.

     The Company has filed with the SEC a Registration Statement on Form SB-2 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the registration of the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the SEC as indicated above upon payment of the fees prescribed by the SEC. Each such statement is qualified in its entirety by such reference.

                           FORWARD-LOOKING STATEMENTS

     The matters discussed in this Prospectus under "Risk Factors," in addition to certain statements contained elsewhere in this Prospectus or in the company's filings under the Exchange Act, are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual future results or trends to differ materially from future results or trends expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed in this Prospectus under "Risk Factors" and prospective investors are urged to carefully consider such factors. Updated information will be periodically provided by the Company as required by the Securities Act and the Exchange Act. The Company, however, undertakes no obligation to publicly release the results of any revisions to such forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, (a) all references herein to the "Company" or "CFI" refer to CFI Mortgage Inc. and its wholly-owned subsidiaries, Bankers Direct Mortgage Corporation ("BDMC") and Direct Mortgage Partners, Inc. ("DMP") and (b) all references to the Company's or CFI's activities, results of operations or financial condition prior to the date of the Company's initial public offering (the "Public Offering") relate to the activities, results of operations or financial condition of CFI Mortgage Corporation. Each prospective investor is urged to read this Prospectus in its entirety.

                                   The Company

     CFI Mortgage Inc.  (the  "Company")  is a  diversified  financial  services company headquartered in West Palm Beach, Florida. The Company provides mortgages and mortgage related services to individuals directly and indirectly through mortgage brokers and mortgage lenders. The Company originates, processes, underwrites and funds residential mortgage loans which are sold on either an individual or bulk basis to institutional and private investors for investment or securitization purposes. Through its subsidiaries, the Company originates and purchases both mortgage loans originated to standard government agency guidelines (conforming loans) and mortgage loans originated to standards that do not conform to agency guidelines (non-conforming loans). Non-conforming loans typically fail to meet agency guidelines due to credit impairment, higher loan-to-value ratios and debt-to-income ratios, and are priced to compensate for the additional credit risk. In 1997, the breakdown of conforming versus non-conforming was 70% conforming and 30% non-conforming, and for the three months ended March 31, 1998, the breakdown was 47.9% conforming and 52.1% non-conforming. The Company produced $75.2 million in non-conforming closed loans in 1997 and $60.0 million in the three months ended March 31, 1998 compared to less than $5 million in non-conforming loans in 1996. Since its inception, the Company has experienced average annual growth of 75.76% in the volume of loans closed with an annual growth rate of 11.5% in 1997.

     All of the  Company's  operations  are conducted  through its  wholly-owned subsidiaries, BDMC and DMP. BDMC was incorporated in Florida as Creative Industries, Inc. in April 1989. In October 1990, Creative Industries, Inc.'s name was changed to Creative Financing, Inc. In May 1995, Creative Financing, Inc.'s name was changed to CFI Mortgage Corporation ("CFI Mortgage"). DMP was incorporated in Florida in August 1997. In March 1997, CFI Mortgage Inc. was incorporated in Delaware, and immediately prior to the Public Offering, Vincent
J. Castoro and Christopher C. Castoro, who owned all of the issued and outstanding common stock of CFI Mortgage (the "Existing Stockholders"), contributed their shares of common stock of CFI Mortgage to the Company in exchange for all of the outstanding shares of Common Stock of the Company (the "Exchange"). From April 1989 until December 31, 1996, CFI Mortgage was treated as an S corporation under Subchapter S (an "S corporation") of the Internal Revenue Code of 1986, as amended (the "Code"). See "Reorganization and
Termination of S Corporation Status." The Company also owns a nominal 10% interest in a Florida corporation affiliated with the Company's Chairman which provides survey and appraisal services to the Company's production offices located in the State of Florida. To date, the capital required for this venture has been limited, and the "related entity" has not required capital to fund operations nor has it provided revenue to the Company. Simultaneous with the Exchange, CFI Mortgage ceased to be treated as an S corporation.

                                 Use of Proceeds

     The Company will not receive any proceeds from the sale by the Selling Stockholders of the Shares. All proceeds from the sales thereof are solely for the account of the Selling Stockholders.

                                  Risk Factors

     An investment in the Common Stock offered hereby is speculative and involves a high degree of risk, including risks associated with the competitive nature of the mortgage banking business, government regulation and dilution. See "Risk Factors."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             Summary Financial Data
                 (In thousands, except share and per share data)

                                                          Year Ended December 31,                      Three Months Ended March 31,
                                                          -----------------------                      ----------------------------
                                                         1997                   1996                   1998                  1997
                                                         ----                   ----                   ----                  ----
Statements of Operations
Data:
Revenues ...................................         $     8,267                 7,857                 5,581                 1,534
Expenses ...................................              14,217                 7,546                 5,935                 1,629
Net income
(loss) .....................................              (5,392)                  311                  (354)                  (95)
Income available for
common stockholders ........................              (5,542)                 (534)
Basic net income (loss)
per common
share(1) ...................................                                                           (3.11)                (0.24)
Weighted average shares ....................           1,783,250
outstanding ................................           2,235,156
Pro Forma Information
(unaudited):
Pro forma provision
(credit) for income
taxes
(2)
Pro Forma net income
(loss)(2) ..................................                                       110                                         (31)
                                                                             ---------                                   ---------
Per Share Data
(unaudited): ...............................                                       201                                         (64)
                                                                             =========                                   =========
Pro Forma net income per
share
(2)(3) .....................................                                      0.17                 (0.05)
Pro forma weighted
average shares
outstanding (2)(3) .........................                                 1,200,000                                   1,200,000
Operating Data
(unaudited):
Loans
originated .................................             168,031               162,495                56,136                24,693
Loans
purchased ..................................              89,281                68,319                61,058                14,173
Total loans originated
or
purchased ..................................             257,312               230,814               117,195                38,866
Average principal
balance per loan
originated or
purchased ..................................                  86                    87                    99                    92
Average loan to value
ratio ......................................                  77%                   91%                   74%                   89%
Loan
sales ......................................             257,312               230,814               110,200                38,866

                                                                   December 31,
                                                                   ------------
                                                          1997                     1996                  March 31, 1998
                                                          ----                     ----                  --------------
Balance Sheet Data:
Working capital (deficit)...................            $   (93)                  $1,083                    $   (462)
Total assets................................               --                      2,431                      42,215
Total liabilities...........................             40,125                    1,022                      41,135
Stockholders' equity........................              1,464                    1,409                       1,080

----------------

(1) Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders less $150,000 for discount accretion for the year ended December 31, 1997 and less $150,000 for discount accretion and $30,000 preferred stock dividend for the three months ended March 31, 1998 by the weighted-average common shares outstanding for the period.

(2) Prior to the Public Offering, the Company was treated as an S corporation, so that in lieu of payment of income taxes at the corporate level, the stockholders individually reported their pro rata share of the Company's income, deductions, losses and credits. The pro forma presentation reflects the provision for income taxes as if the Company had always been a C corporation at an assumed effective tax rate of 34%.

(3) Pro forma net income per share has been computed by dividing pro forma net income by the 1,200,000 shares of Common Stock of the Company received by the Existing Stockholders in exchange for the shares of CFI Mortgage. See "Reorganization and Termination of S Corporation Status."

--------------------------------------------------------------------------------

                                  RISK FACTORS

     An investment in the Shares offered hereby is speculative and involves a high degree of risk. Prospective investors should carefully consider the following risk factors relating to the business of the Company and the Shares offered hereby, together with the information and financial data set forth elsewhere in this Prospectus, before investing in the Shares.

Possible Delisting of Securities; Risk of Low Priced Stocks

     The Common Stock is currently included in the Nasdaq SmallCap Market under the symbol "CFIM." The Common Stock may be delisted unless, among other things, the Company (a) maintains either at least (i) $2,000,000 in net tangible assets,
(ii) market capitalization of $35,000,000 or (iii) earns net income (in latest fiscal year or two of last three fiscal years) of $500,000; (b) has a public float of 500,000 shares with a market value of $1,000,000; and (c) the bid price of the Common Stock is at least $1.00 per share. As of March 31, 1998, the Company did not meet the required standards for continued inclusion in the Nasdaq SmallCap Market in that its net tangible assets were below $2,000,000, and the Company has received a formal notice of delisting from NASDAQ. The Company has appealed NASDAQ's determination, and following closing of the sale of $1,000,000 of Series B Convertible Preferred Stock to a single investor in June, 1998, believes that it meets all applicable listing standards. See "Description of Capital Stock-Series B Convertible Preferred Stock." Accordingly, the Company expects NASDAQ continue to list the Company's Common Stock. However, there can be no assurance that NASDAQ will agree to continue listing the Company's Common Stock. If the Company should fail to meet one or more of such standards again in the future, the Common Stock would be subject to deletion from the Nasdaq SmallCap Market. If this should occur, trading, if any, in the Common Stock would then continue to be conducted in the over-the-counter market on the Electronic Bulletin Board, a National Association of Securities Dealers, Inc. ("NASD")--sponsored inter-dealer quotation system, or in what are commonly referred to as "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, if the Common Stock ceases to be quoted on Nasdaq SmallCap Market and the Company fails to meet certain other criteria, trading in the Common Stock would be subject to a Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, if the Company's securities were no longer quoted on Nasdaq SmallCap Market, the rule may affect the ability of broker-dealers to sell the Common Stock and the ability of purchasers to sell their Common Stock in the secondary market.

     The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 (the "Penny Stock Rule") requires additional disclosure in connection with any trades involving a stock defined as penny stock (any non-Nasdaq equity security that has a market price or exercise price of less than $5.00 per share and less than $2,000,000 in net tangible assets, subject to certain exceptions). Unless exempt, the rules require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule prepared by the Commission explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, broker-dealer's duties to the customer, a toll-free telephone number for inquiries about the broker-dealer's disciplinary history and the customer's rights and remedies in case of fraud or abuse in the sale. Disclosure must also be made about commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for penny stock held in the account and information on the limited market in penny stocks.

Ability of the Company to Issue Additional Shares of Common Stock without Stockholder Approval

     The Company has the ability to issue shares of Common Stock (or securities which are convertible into Common Stock) from time to time without stockholder approval and has already done so on three occasions. Such transactions have the potential to seriously dilute the interests of existing stockholders and may negatively affect the price of the Company's Common Stock in the market. The Company intends to raise additional capital in one or more public or private equity offerings in the future. There can be no assurance that the Company will be able to complete any such equity offering. The Company has a total of 17,694,533 shares of Common Stock authorized but unissued.

General Business Risks

     The Company's business is subject to various business risks. Economic conditions affect the decision to buy or sell residences. Changes in the level of consumer confidence, real estate values, prevailing interest rates and investment returns expected by the financial community could make mortgage loans of the types originated, refinanced and purchased by the Company less attractive to borrowers or investors. In addition, a decline in real estate values will have a negative impact on the loan-to-value ratio for the related mortgage loans, weakening the collateral coverage and resulting in greater exposure in the event of a default. See "--Credit Risks Associated with Nonconforming Loans" and "Business."

Federal Programs

     The Company's ability to sell its mortgage loans to institutional investors, who in turn generate funds by selling mortgage-backed securities, is largely dependent upon the continuation of programs administered by the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Corporation ("FHLMC") and the Government National Mortgage Association ("GNMA"), which facilitate the issuance of such securities, as well as the Company's continued eligibility to participate in such programs. In addition, approximately 29% and 9% (based on mortgage loan originations and purchases for 1997 and the three months ended March 31, 1998, respectively) of the Company's revenue is dependent upon the continuation of various programs administered by the Federal Housing Administration (the "FHA"), which insures mortgage loans, and the Department of Veterans Affairs (the "VA"), which partially guarantees mortgage loans. Although the Company is not aware of any proposed actions, the discontinuation of, or a significant reduction in, the operation of such programs could have a material adverse effect on the Company's operations. In addition, the mortgage loan products eligible for such programs may be changed from time to time by the sponsor. The profitability of specific types of mortgage loan products may vary depending on a number of factors, including the administrative costs to the Company of purchasing or originating such types of mortgage loans. See "Business--Description of Operations" and "Business--Regulation."

Dependence on Availability of Funding Sources

     The Company's ability to originate and purchase mortgage loans depends to a large extent upon its ability to secure financing on acceptable terms. The
Company currently funds substantially all of the loans it originates and purchases through warehouse borrowings or under collateralized loan purchase agreements ("Purchase Agreements"). These Purchase Agreements are provided by several commercial banks, which generally are terminable at will by either party. The Company currently also has a $25,000,000 warehouse credit facility with Bank One, Texas, N.A. ("Bank One"), that matures on July 31, 1998, and a $50,000,000 revolving accumulation repurchase agreement with Nikko Financial Services, Inc. ("Nikko") that matures on August 31, 1998. The Company's borrowings are in turn repaid with the proceeds received by the Company from selling such loans. The Company has relied upon a few lenders to provide the primary credit facilities for its loan originations and purchases. During the year ended December 31, 1997 and three months ended March 31, 1998, 60% and 46%, respectively, of the loans originated or purchased by the Company were sold to six purchasers. During the year ended December 31, 1997, five purchasers accounted for 53.6% of such sales and three purchasers accounted for 38% of such sales during the three months ended March 31, 1998. Accordingly, any failure to renew or obtain adequate funding under the Company's financing facilities or other financing arrangements, or any substantial reduction in the size of or increase in the cost of such facilities, could have a material adverse effect on the Company's results of operations and financial condition. To the extent the Company is not successful in maintaining or replacing existing financing, it may have to curtail its mortgage loan purchase and origination activities, which could have a material adverse effect on the Company's financial condition and results of operations.

     At December 31, 1997, the Company was in default of several of the financial covenants contained in its agreements with Bank One and Nikko. The Company amended the Bank One facility in April 1998 to reduce the total commitment from $50,000,000 to $25,000,000 and extend the maturity date to July 31, 1998 at terms and conditions less favorable to the Company. The Company had negotiated a waiver of such default with its other warehouse lender, Nikko, through June 1, 1998. Subsequently, Nikko submitted a written proposal to the Company that extends the current borrowing relationship through August 31, 1998 at terms not significantly different from the existing terms. The new terms include a committed facility limit of $35 million plus an additional $15 million available on an uncommitted, negotiated basis. In addition, the Company has in place available unused financing sources which management believes are adequate to operate the business at current levels of operations for the next year, and management believes there are alternative sources for such credit facilities. For example, the Company could enter into arrangements with proposed institutional purchasers to fund mortgage loans with such institutional purchasers' warehouse lines of credit (a procedure known as "table funding"), although such an arrangement would be less profitable to the Company than its current method of financing mortgage loans. To date, the Company has not utilized table funding to any significant degree.

Credit Risks Associated with Nonconforming Loans

     The Company is subject to various risks associated with originating nonconforming loans, including, but not limited to, the risk that borrowers will not satisfy their debt service payments, including payments of interest and principal, and that the realizable value of the property securing such loans will not be sufficient to repay the borrower's obligations to the Company. Because of the Company's increasing focus on credit-impaired borrowers, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than delinquencies, foreclosures and losses currently experienced in the mortgage lending industry in general. These risks increase during an economic downturn or recession. Any sustained period of increased delinquencies, foreclosures, losses or increased costs could adversely affect the Company's ability to sell, and could increase the cost of selling, loans on a whole loan basis, which could adversely affect the Company's financial condition and results of operations. In addition, in an economic slowdown or recession, the value of the Company's mortgage servicing rights may be impaired. See "--Value of Mortgage Servicing Rights."

Interest Rate Fluctuations

     Changes in interest rates can have differing effects on various aspect of the Company's business, particularly in the areas of volume of mortgage loans originated and purchased, net interest income, sales of mortgage loans and the value of the Company's purchased mortgage servicing rights.

     Net Interest Income. The Company currently sells all of the mortgage loans it originates and purchases. The Company receives net interest income during the period of time from originating a mortgage loan until it is sold to an investor. Net interest income (interest earned less interest expense) is directly related to the difference between the yield earned on mortgage loans originated or purchased by the Company and the cost of funds borrowed by the Company ("spread"). The factors which can affect the spread include interest rates charged by lenders, the relationship between long term and short term interest rates and the use of compensating balance (escrow funds held on deposit with lending banks) to decrease interest rates charged on borrowed funds. There can be no assurance that the spread will not decrease from its current level. A decrease in the spread would have a negative effect on the Company's net interest income. See "Business--Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Volume of Mortgage Loans Originated and Purchased. In periods of declining interest rates, such as have occurred recently, demand for mortgage loans typically increases, particularly for mortgage loans related to refinancing of existing loans. In periods of rising interest rates, demand for mortgage loans typically declines. The Company could be materially adversely affected by a decline in demand for mortgage loans in the State of Florida, which is the area in which the Company originates and purchases the majority of its loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Sales of Mortgage Loans. The sale of mortgage loans may generate a gain or loss to the Company. Gains or losses result primarily from three factors. First, the Company may originate or purchase a loan at a price (i.e., interest rate and discount) which may be higher or lower than the Company would receive if it immediately sold the loan in the secondary market. These pricing differences occur principally as a result of competitive pricing conditions in the primary loan origination market. Second, gains or losses from the sale of loans acquired and accumulated for bulk sale depend upon the rate of borrower defaults and bankruptcies during the accumulation period. Third, gains or losses upon the sale of loans may result from changes in interest rates which result in changes in the market value of the loans, or commitments to originate or purchase loans, from the time the price commitment is given to the customer until the time that the loan is sold by the Company to the investor. In order to reduce the effect of interest rate changes on the gain and loss on loan sales, the Company generally commits to sell all its warehouse loans (i.e., mortgage loans that have closed) and its pipeline loans (i.e., mortgage loans which are not yet closed but for which the interest rate has been established) to institutional investors for delivery at a future time for a stated price. In general, the Company will not establish an interest rate for a mortgage loan until it has obtained a commitment from an institutional investor to purchase the loan. These commitments are on a "best efforts" basis, and the Company has no obligation to sell a loan to an investor unless and until the loan closes. See "Business--Description of Operations."

Value of Mortgage Servicing Rights

     The prices obtained by the Company upon the sale of mortgage servicing rights depend upon a number of factors, including the general supply of and demand for mortgage servicing rights, as well as prepayment and delinquency rates on the portfolios of mortgage servicing rights being sold. Interest rate changes can affect the ability to sell or the profitability of a sale of mortgage servicing rights to a third party. Purchasers of mortgage servicing rights analyze a variety of factors, including prepayment sensitivity of servicing rights, to determine the purchase price they are willing to pay. Thus, in periods of declining interest rates, sales of mortgage servicing rights related to higher interest rate loans may be less profitable than sales of mortgage servicing rights related to lower interest rate loans. Since these factors are largely beyond the control of the Company, there can be no assurance that the current level of profitability from the sale of mortgage servicing rights will be maintained. Because the Company generally sells mortgage servicing rights on mortgage loans it originates or purchases within 30 to 90 days of closing, the length of time the Company is exposed to the risk of declines in value of the rights is relatively short. If the rate of prepayment of the related mortgage loans exceeds the rate assumed by the Company, due to a significant reduction in interest rates or otherwise, accelerated amortization or, in extreme cases, write-offs of servicing rights may become necessary, thereby decreasing earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Description of Operations."

Possible Losses on Mortgage Loans During Bulking Period

     Although the Company sells substantially all of the loans that it originates and purchases, the Company acquires and accumulates some loans for bulk sale. During the time the loans are held pending sale, the Company is not able to use the proceeds received from selling the loans to fund new originations. The Company could be materially adversely affected by a delay in selling the mortgage loans once a substantial amount have been acquired for bulk sale. Furthermore, during the bulking period, the Company is subject to various business risks associated with lending, including the risk of borrower defaults and bankruptcies, the risk of fraud and losses and the risk that an increase in interest rates would result in a decline in the value of loans to potential purchasers.

Geographic Concentration in Florida Market

     Of the Company's loan  origination  and purchase  volume for the year ended
December 31, 1997 and three months ended March 31, 1998, 91% and 54%, respectively, were derived from the State of Florida. Although the Company is licensed or registered in 19 states, the Company currently does the large majority of its business inside the State of Florida. Consequently, the Company's results of operations and financial condition are affected by general trends in the Florida economy and its residential real estate market.

Legislative and Regulatory Risk

     Members of Congress and government officials from time to time have suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. The reduction or elimination of the mortgage interest deduction could have a material adverse effect on the demand for the mortgage loans offered by the Company.

     The operations of the Company are subject to extensive regulation by federal and state governmental authorities and agencies including the U.S. Department of Housing and Urban Development ("HUD"), FNMA, FHA and VA. Consequently, the Company is subject to various laws, rules and regulations and judicial and administrative decisions that, among other things, regulate credit granting activities, govern secured transactions and establish collection, repossession and claims handling procedures and other trade practices. Failure to comply with requirements can lead to loss of approved status, termination of servicing contracts without compensation to the servicer, demands for indemnification or mortgage loan repurchases, class action lawsuits and administrative enforcement actions. Although the Company believes that it is in compliance in all material respects with applicable federal and state laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance more difficult or expensive, restrict the Company's ability to originate, purchase, or sell mortgage loans, further limit or restrict the amount of interest and other fees that may be earned or charged on mortgage loans originated, purchased, or serviced by the Company or otherwise adversely affect the business or prospects of the Company. See "Business--Regulation."

     From time to time federal legislation has been proposed to regulate certain practices with respect to mortgage servicers holding escrow accounts of borrowers, a business in which the Company proposes to engage in the future. Such legislation, if enacted, would establish in all states a uniform requirement for the payment of interest on such escrow accounts and otherwise regulate such escrow accounts in ways which would negatively affect the benefits which the Company would derive from such accounts. It is impossible to predict whether such legislation or any similar legislation regulating escrow practices will be enacted, or if enacted, what form it will take. See "Business--Regulation."

Liabilities Under Representations and Warranties

     In the ordinary course of business, the Company makes representations and warranties to the purchasers and insurers of mortgage loans and the purchasers of mortgage servicing rights regarding compliance with laws, regulations and program standards and as to accuracy of information. The Company generally receives similar representations and warranties from the correspondents from whom it purchases loans. Although the Company has not incurred losses in any material respect as a result of mortgage loan repurchases due to breaches in representations and warranties, there can by no assurance that the Company will not experience such losses in the future. See "Business--Description of Operations."

Delinquency and Default Risks

     The Company originates and purchases nonconforming subprime and conventional loans as well as loans insured by the FHA or partially guaranteed by the VA. In the case of nonconforming subprime and conventional loans, the Company is generally at risk for any mortgage loan default until the loan is sold (typically within 10 to 90 days of closing). The Company seeks to minimize this risk for conventional loans with a loan-to-value ratio of greater than 80% by requiring the borrowers to obtain private mortgage insurance ("PMI") which would cover any default or other defect. Once the Company sells the loan, the risk of loss from mortgage loan default and foreclosure generally passes to the purchaser or insurer of the loan. The Company has from the time a FHA or VA mortgage loan is originated or purchased until the first payment is due (which is a minimum of 31 days after the loan closes) to request insurance or a guarantee certificate. Once the insurance or guarantee certificate is issued, the Company has no risk of default except with respect to certain losses related to foreclosure of FHA mortgage loans and losses which exceed the VA's guarantee limitation. See "Business--Description of Operations."

     Under limited circumstances, the Company could be subject to the risk of liability for the removal of environmental pollutants from properties upon which it has foreclosed. See "--Possible Environmental Liabilities" below and "Business--Environmental Matters."

Relationship with Brokers and Correspondents

     During the year ended December 31, 1997 and the three months ended March 31, 1998, brokers and correspondents accounted for approximately 36.2% and 52.1%, respectively, of the mortgage loans originated and purchased by the Company, while 63.8% and 47.9%, respectively, of such mortgage loans were originated by the Company's retail division. None of these brokers or correspondents is contractually obligated to do business with the Company. Further, the Company's competitors also have relationships with the Company's brokers and correspondents and actively compete with the Company in its efforts to expand its broker and correspondent networks. Accordingly, there can be no assurance that the Company will be successful in maintaining its existing relationships or expanding its broker and correspondent networks.

     The Company originated and purchased loans in the year ended December 31, 1997 from a total of 183 brokers and five correspondents, who accounted for approximately 30% and 6.2%, respectively, of the total volume of loans originated and purchased during such period. The Company originated and purchased loans in the three months ended March 31, 1998 from a total of 190 brokers and zero correspondents, who accounted for approximately 52.1% and 0%, respectively, of the total volume of loans originated and purchased during such period. Accordingly, if any of the Company's principal brokers and correspondents ceased to do business with the Company, the volume of the Company's loan originations and purchases, as well as the Company's results of operations and financial condition, could be materially adversely affected. See "Business--Description of Operations."

Competition

     The Company faces strong competition in originating, purchasing and selling mortgage loans and mortgage servicing rights. The Company's competition is principally from savings and loan associations, other mortgage companies, commercial banks and, to a lesser degree, credit unions and insurance companies, depending upon the type of mortgage loan product offered. Many of these institutions have greater financial and other resources than the Company and maintain a significant number of branch offices in the areas in which the Company conducts operations. Increased competition for mortgage loans from larger lenders may result in a decrease in the volume of loans originated and purchased by the Company, thereby possibly reducing the Company's revenues. See "Business--Competition."

Possible Environmental Liabilities

     In the ordinary course of its business, the Company from time to time forecloses on properties securing mortgage loans. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases at such property and may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and clean up costs incurred by such parties in connection with the contamination. Liability under such laws has been interpreted to be joint and several unless the harm is divisible, and there is a reasonable basis for allocation of responsibility. Although the Company has not incurred losses in any material respect as a result of liabilities under environmental laws, there can be no assurance that the Company will not experience such losses in the future. See "Business--Environmental Matters."

Dependence on Key Personnel

     The Company's future success will depend to a significant extent on the efforts of key management personnel, including Vincent C. Castoro, Chairman of the Board, Christopher C. Castoro, Chief Executive Officer, Don M. Lashbrook, Chief Operating Officer, Paul R. Garrigues, Chief Financial Officer and Vincent
J. Castoro, Vice President, respectively, of the Company. At the closing of the Public Offering, the Company entered into three-year employment agreements with each of Vincent C. Castoro, Christopher C. Castoro and Vincent J. Castoro. The loss of one or more of these key employees could have a material adverse effect on the Company's business. See "Management."

Managing Potential Growth

     Since its inception, the Company has grown rapidly, and has a total of 282 full-time employees as of March 31, 1998. This growth has placed, and is expected to continue to place, a significant strain on the Company's management and physical and capital resources. The Company anticipates that it will need to hire additional key personnel in order to implement fully its business strategy. No assurance can be given as to whether, when, if ever, and under what terms the Company will be able to attract such new personnel. In order to manage such growth successfully, the Company will be required, among other things, to implement and manage its operational and financial systems on a timely basis and to train, manage and expand its growing employee base. Further, management will be required to successfully maintain relationships with various governmental agencies, real estate professionals, institutional investors, providers of warehouse loans, advertising agencies and other third parties and to maintain control over the strategic direction of the Company in a rapidly changing marketplace. There can be no assurance that the Company's current personnel, systems, procedures and quality and accounting controls will be adequate to support the Company's future operations, that management will be able to identify, hire, train, motivate or manage needed and qualified personnel, or that management will be able to identify and exploit existing and potential opportunities. If the Company is unable to manage growth effectively, the Company's business, financial condition and operating results will be materially adversely affected. See "--Dependence on Key Personnel," "Business--Properties," and "Management."

Control by Officers and Directors

     Directors and officers of the Company and their affiliates beneficially own 1,207,000 shares, or approximately 52.4%, of the Company's outstanding Common Stock prior to the issuance of any of the Shares. As a result, the Company's directors, officers and their affiliates will continue to be able to elect a majority of the Company's Board of Directors, to dissolve, merge, or sell the assets of the Company, and to direct and control the Company's operations, policies and business decisions. The Company's directors, officers and their affiliates will also be able to direct the outcome of any proposal requiring stockholder approval. Such control may be considered to have anti-takeover effects and may delay or prevent a takeover attempt that a stockholder might consider to be in such stockholder's best interest. See "Principal Stockholders."

Fluctuations in Performance; Seasonality

     The Company's operating results can fluctuate substantially from period to period as a result of a number of factors, including the volume of loan originations and purchases, interest rates and the level of sales of mortgage servicing rights. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, the mortgage banking industry is generally subject to seasonal trends. These trends reflect the general pattern of resales of homes, which sales typically peak during the spring and winter seasons and decline from January through March. See "Business--Seasonality."

Factors Affecting Market Price of the Common Stock; Possible Volatility of Stock Price

     The market price of the Common Stock may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perceptions of the Company and its industry, and general economic and market conditions. The market price of the Common Stock may also be significantly influenced by factors such as the announcement of new products by the Company or its competitors, quarter-to-quarter variations in the Company's results of operations and conditions in the industry. In addition, in recent years the stock market has experienced extreme price and volume fluctuations that have had a substantial effect on the market prices of emerging growth companies, including financial services companies. These extreme price and volume fluctuations experienced by emerging growth companies may be unrelated to the operating performance of a specific company and may be caused by investors' perceptions of the prospects for the general economy, the stock market in general, emerging companies or financial services companies. There can be no assurance that the market price of the Common Stock will be stable or will increase in accordance with operating performance by the Company.

No Dividends

     The Company has not paid any cash dividends (except for S corporation distributions to the Existing Stockholders) on its Common Stock since its inception and does not currently anticipate paying dividends on its Common Stock in the foreseeable future. The Company conducts substantially all of its operations through its subsidiaries. Accordingly, the Company's ability to pay dividends is also dependent upon the ability of its subsidiaries to make cash distributions to the Company. The payment of dividends to the

Company by its subsidiaries is and will continue to be restricted by or subject to, among other limitations, applicable provisions of state and federal laws, contractual provisions, the earnings of such subsidiaries and various business considerations. See "Dividend Policy."

Effects of Certain Anti-Takeover Provisions

     Certain provisions of the Company's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law could delay or frustrate the removal of incumbent directors and could make difficult a merger, tender offer or proxy contest involving the Company, even if such events could be viewed as beneficial by the Company's stockholders. For example, the Certificate of Incorporation requires a 70% supermajority vote of stockholders to amend certain provisions of the Bylaws pertaining to the calling of special meetings and the election and removal of directors. In addition, the Board of Directors has the ability to issue "blank check" preferred stock without stockholder approval, and has done so on two occasions. The rights of the holders of Common Stock may be materially limited or qualified by the issuance of additional series of preferred stock. The Company is also subject to provisions of the Delaware General Corporation Law that prohibit a publicly held Delaware corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting shares (an "interested stockholder") for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. See "Description of Capital Stock--Certain Charter, Bylaw and Statutory Provisions."

Limitation of Net Operating Loss Carry Forward

     Upon conversion into common stock of the Company's outstanding convertible securities, the ownership percentage of the Directors and officers of the Company will fall below 50%. This event will trigger an Internal Revenue Section 382 annual limitation on utilization of the Company's Net Operating Loss Tax Carry Forward. As a result, some of this tax benefit may be lost to the Company in future periods.

             REORGANIZATION AND TERMINATION OF S CORPORATION STATUS

     From April 17, 1989 (inception) through December 31, 1996, CFI Mortgage was treated for federal income tax purposes as an S corporation, and was treated as an S corporation for certain state corporate income tax purposes under certain comparable state laws. As a result, CFI Mortgage's historical earnings had been taxed directly to CFI Mortgage's stockholders at their individual federal and state income tax rates, rather than to CFI Mortgage. Pursuant to the terms of a contribution agreement (the "Contribution Agreement"), the Existing Stockholders contributed their stock of CFI Mortgage to the Company, in exchange for 1,200,000 shares of Common Stock. The Existing Stockholders were Vincent J. Castoro and Christopher C. Castoro, who received a portion of their Common Stock as gifts from their father, Vincent C. Castoro (collectively with the Existing Stockholders, the "Prior Stockholders"), the Company's Chairman of the Board and former Chief Executive Officer, in 1993.

     From April 17, 1989 through December 31, 1996, CFI Mortgage had not paid any of its earnings to the Prior Stockholders in the form of S corporation distributions. On March 26, 1997, CFI Mortgage distributed as a dividend (the "Distribution") to the Existing Stockholders CFI Mortgage's 40% interest (the "Interest") in Carroll Street, a New York corporation whose principal asset is a building located in Brooklyn, New York. The remaining 60% of Carroll Street is owned by Vincent C. Castoro. The distribution of the Interest, which was recorded on CFI Mortgage's balance sheet at December 31, 1996 as having a value of $175,224, was intended to offset taxes payable at the applicable statutory rate by the Existing Stockholders on the estimated net earnings of CFI Mortgage for the period from January 1, 1996 to December 31, 1996 and to distribute to the Existing Stockholders previously earned and undistributed S corporation earnings.

     As an S corporation, the Company's income, whether or not distributed, was taxed at the stockholder level for federal and state tax purposes. As a result of the Exchange, the Company and CFI Mortgage, which became a wholly-owned subsidiary of the Company, became fully subject to federal and state income taxes. The pro forma provision for income taxes in the accompanying statements of income shows results as if the Company had always been fully subject to federal taxes at an assumed tax rate of 34%.

                                 USE OF PROCEEDS

     This Prospectus relates to Shares being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares offered by the Selling Stockholders. All proceeds from the sales thereof are solely for the accounts of the Selling Stockholders. The Company will receive proceeds from the exercise of the Warrants, if any are exercised. The Company expects to use these proceeds for working capital and general corporate purposes. The Company will pay for certain expenses related to the registration of the Shares. See "Selling Stockholders" and "Plan of Distribution."

                                 DIVIDEND POLICY

     The Company has no present intention to pay cash dividends on the Common Stock. Any determination in the future to pay dividends will depend on the Company's financial condition, capital requirements, results of operations, contractual limitations and any other factors deemed relevant by the Board of Directors. Pursuant to the terms of the Convertible Preferred Stock, the Company is currently prohibited from paying cash dividends. For a discussion of distributions paid by the Company prior to the Public Offering, see "Reorganization and Termination of S Corporation Status."

                    PRICE RANGE OF THE COMPANY'S COMMON STOCK

     Effective May 27, 1997, the Common Stock of the Company was included in the Nasdaq Small Cap Market under the symbol "CFIM." The following table sets forth for the calendar periods indicated the high and low bid prices on the Nasdaq Small Cap Market for the Common Stock for the period commencing May 27, 1997. The prices set forth below do not include retail mark-ups, mark-downs or commissions and represent prices between dealers and are not necessarily actual transactions.

                                                        Common Stock
                                                        ------------
                                                      High         Low
                                                      ----         ---

1998
First Quarter ................................       $10.00       $6.00
Second Quarter (through June 30)..............        14.56        6.875

1997
Second Quarter (from May 27) .................       $10.75       $5.75
Third Quarter ................................        15.25        7.38
Fourth Quarter ...............................        12.44        7.00

     There were approximately 50 stockholders of record of Common Stock as of April 30, 1998.

                             SELECTED FINANCIAL DATA
                 (In thousands, except share and per share data)

     The following selected income statement data for the years ended December 31, 1996 and 1997 and the balance sheet data as of December 31, 1996 and 1997 are derived from the Company's audited financial statements and notes thereto included elsewhere herein. The selected financial data for the three months ended March 31, 1998 and 1997 are derived from the unaudited financial statements of the Company and, in the opinion of the Company, reflect all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of the Company for these periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the full year.

     The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all of the financial statements and the notes thereto and other financial information included elsewhere in this Prospectus.

                                                                  Year Ended December 31,             Three Months Ended March 31,
                                                                  -----------------------             ----------------------------
                                                                  1997               1996               1998              1997
                                                                  ----               ----               ----              ----
Statements of Operations Data:
Revenues ...............................................      $     8,267        $     7,857        $     5,581        $     1,534
Expenses:
      Selling ..........................................            5,214              3,277              1,986                673
      General and administrative .......................            7,818              3,570              2,911                914
      Interest .........................................            1,185                549              1,037                 43
      Write down of land and investment to
        fair market value ..............................               --                150                 --                 --
         Total expenses ................................           14,217              7,546              5,934              1,629
Net (loss) income before income tax credit .............           (5,950)               311               (354)               (95)
Deferred income tax credit .............................              558                  -                 --                 --
Net income (loss) ......................................           (5,392)               311               (354)               (95)
Loss available for common stockholders .................           (5,542)              (534)
Basic net loss per common share(1) .....................                                            $     (3.11)       $     (0.24)
Weighted average shares outstanding ....................        1,783,250                             2,235,156
                                                             =============                          ===========
Pro Forma Information (unaudited):
Pro forma provision (credit) for income ................                                 110                                   (31)
   taxes(2)
Pro forma net loss(2) ..................................                         $       201                           $       (64)
Per Share Data (unaudited):
Pro forma net income (loss) per share(2)(3) ............                         $      0.17                           $     (0.05)
Pro forma weighted average shares
   outstanding(2)(3) ...................................        1,200,000          1,200,000
Operating Data (unaudited):
Loans originated .......................................      $   168,031        $   162,495        $    56,136        $    24,693
Loans purchased ........................................      $    89,281        $    68,319        $    61,058        $    14,173
Total loans originated or purchased ....................      $   257,312        $   230,814        $   110,200        $    38,866
Average  principal  balance per loan originated
   or purchased ........................................      $        86        $        87        $        99        $        92
Average loan-to-value ratio ............................               77%                91%                74%                89%
Loan sales .............................................      $   257,312        $   230,814        $   110,200        $    38,866

                                                December 31,           March 31,
                                                ------------           ---------
                                            1997           1996          1998
                                            ----           ----          ----
Balance Sheet Data:
Working capital (deficit) ..........      $    (93)      $  1,083      $   (462)
Total assets .......................        41,589          2,431        42,215
Total liabilities ..................        40,125          1,022        41,135
Stockholders' equity ...............         1,464          1,409         1,080

------------------

(1) Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders less $150,000 for discount accretion for the year ended December 31, 1997 and less $150,000 for discount accretion and $30,000 preferred stock dividend for the three months ended March 31, 1998 by the weighted-average common shares outstanding for the period.

(2) Prior to the Public Offering, the Company was treated as an S corporation for federal and state income tax purposes. See "Reorganization and Termination of S Corporation Status." The pro forma presentation reflects the provision for income taxes as if the Company had always been a C corporation at an assumed effective tax rate of 34%.

(3) Pro forma net income per share has been computed by dividing pro forma net income by the 1,200,000 shares of Common Stock received by the Existing Stockholders in exchange for the shares of CFI Mortgage. See "Reorganization and Termination of S Corporation Status."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements of the Company and accompanying notes set forth therein included elsewhere in this Prospectus.

General

     The Company, through its wholly-owned subsidiaries, BDMC and DMP, is a rapidly growing mortgage banker engaged in originating, purchasing and selling conforming and non-conforming loans on one-to-four family residential units through its retail, wholesale and consumer finance divisions.

     The Company has been aggressively pursuing the diversification of its production channels while expanding its presence nationally to reduce the risks from geographic concentration and a limited product line. The results of these efforts have generally been favorable, with the establishment of three regional wholesale offices in Illinois, Georgia and New Jersey. The Company was successful in attracting seasoned professionals to staff these offices, which reduced the start up time and costs while providing the Company with established non-conforming regional operations drawing business from four (4) new states.

     During the first quarter of 1998, the Company purchased an economic interest in California Pacific Mortgage Corporation ("Cal Pac") with the intent of providing the Company with a direct mail non-conforming production platform currently licensed to do business in nine (9) western states and to utilize Cal Pac's licenses to offer the Company's other loan products in these markets. By early in the second quarter of 1998, it became apparent to management that the Cal Pac operation would require more capital than anticipated to achieve desired production levels, and so the costs associated with growing this operation would act as a drain away from other critical operations. Accordingly the decision was made to withdraw from that venture in June 1998. The withdrawal from this operation is expected to reduce operating expenses significantly beginning in July 1998 with little impact on revenues.

     The start-up costs associated with the national expansion coupled with the increased corporate overhead put in place to support the production network created a loss for the year ended December 31, 1997. The loss is viewed as an investment in the future with the newly added offices already yielding increased non-conforming production. The Company continued its efforts to improve technology and operating efficiency during the year. Progress was made in networking all offices for communication and data flow with the installation of a wide area network.

     Progress toward the goal of improving the Company's secondary market execution was made during the first quarter of 1998 as the Company received Fannie Mae Seller/Servicer approval for BDMC. In preparation for the Company's seller/servicer status, management had established loan subservicing relationships with Advanta Mortgage Corp. USA for non-conforming loans and Cenlar, F.S.B. for all other loan products. Utilization of subservicers provides immediate loan servicing capability with no start up costs and can also improve the Company's collection efforts while loans are held in warehouse pending sale to an investor. However, utilization of a subservicer is most cost effective when a loan is serviced over several years. The Company's practice of using subservicers for 15 to 90 days while a loan is pending sale does not provide the opportunity for future servicing revenues to offset the initial loan set up costs charged by the subservicer. Accordingly, management terminated the subservicing relationship with Cenlar effective May 31, 1998 and began servicing all loan products other than non-conforming loans in house. The Advanta subservicing relationship is currently under review to determine the feasibility of cancellation in favor of in house servicing.

     In the third and fourth quarters of 1997, operational changes were made to utilize the Company's warehouse facilities with Bank One and Nikko. The Company believes that the use of these facilities will allow for improved earnings due to interest rate spreads with this fact contributing to an increase in interest income, and also changes the balance sheet as the loans held for sale are now reflected in the balance sheet as an asset with the outstanding balance in the warehouse facilities reflected as a liability. As production increases these facilities are expected to contribute positively to earnings, assuming that the Company successfully resolves its existing defaults with each of these lenders or else replaces these relationships with similar facilities from other lenders. During the fourth quarter of 1997, the Company recorded an adjustment of $2,400,000 reversing revenues recognized in the third quarter of 1997.

Results of Operations

     The primary source of the Company's revenue is from activities related to providing homeowner financing solutions through either BDMC, the Company's retail conforming and government insured mortgage banking subsidiary, DMP, the Company's wholesale subprime lending subsidiary, or by brokering loans to other lenders who provide a competitive product for the particular type of loan required.

     During the three months ended March 31, 1998, total lending volume was $117 million with 47.9% from BDMC, 47.5% from DMP and 4.6% brokered to other lenders. During the three months ended March 31, 1997, total lending volume was $38.9 million with 77.1% from BDMC, 0% from DMP and 22.9% brokered to other lenders. Subprime lending activity from DMP can generate profit margins nearly twice that of BDMC's conforming and government retail production. For that reason, management has focused on increasing DMP funding activity, and views the increase from 0% of the total funding volume during the three months ended March 31, 1997 to 47.5% of funding volume during the three months ended March 31, 1998 as a positive trend.

Comparison of Three Months Ended March 31, 1998 and 1997

     The Company's revenues, including interest income, were $5,580,680 for the three months ended March 31, 1998, which represents an increase of 263% or $4,046,463 from the three months ended March 31, 1997 revenues of $1,534,217. This increase in revenues is reflective of several factors.

     The first factor impacting improved revenue levels involved loan sales activity, both in terms of the balance of loans sold and of the product mix between conforming/government and subprime loans. The majority of revenue from the Company's business activity is recorded upon sale of the loans it has originated to third party investors. In the three months ended March 31, 1998, total loan sales were $110 million compared to only $45 million during the same quarter last year, an increase of 144%. Additionally, there were no subprime loan sales during the three months ended March 31, 1997 while current year same quarter sales of subprime loans reached $54 million. Subprime loans carry profit margins that can be more than twice the profit margins of conforming/government loans which further amplified the effect of increased sales activity.

     The other major factor responsible for the increase in revenues was interest income. The Company earns interest income on the loans it originates at the note interest rates from the time it funds the loan until the loan is sold to third party investors. Subprime loans typically carry note interest rates that can be 2% to 4% higher than rates on conforming/government loans. Management successfully established warehouse borrowing facilities late in 1997 that allowed the Company the opportunity to hold loans longer before sale to an investor. As a result of the higher loan funding levels, longer holding period and higher note rates on the subprime portion of the Company's portfolio, interest income increased from only $21,092 during the same quarter last year to $1,313,409 for the three months ended March 31, 1998.

     Selling expenses in the three months ended March 31, 1998 were $1,986,197, which represents an increase of $1,313,397 from the same quarter last year. The higher level of selling expenses was related to the higher commission costs driven by the increase in total loans originated. As a percentage of loans originated, selling expenses were unchanged at 1.70% of loans originated for both the three months ended March 31, 1998 and 1997.

     General and administrative expenses were $2,911,067 during the three months ended March 31, 1998 which was an increase of $1,997,215 over the same quarter last year. Compensation related expenses, including temporary services, accounted for $1.4 million or 70% of this increase. The rapid growth in loan origination activity created an immediate need for administrative and operational staffing increases. Management believes that the staffing infrastructure currently in place is capable of supporting the Company's planned growth through the remainder of 1998 without further significant increases.

     The growth in branch locations and business volume resulted in increased occupancy and equipment related expenses. Occupancy costs in the three months ended March 31, 1998 increased by $171,200 over the same quarter last year.
Equipment related expenses of depreciation and leasing charges were up by $93,800 in the first quarter of 1998 over the same quarter in 1997. The occupancy and equipment related expense increases represented approximately 14% of the total G&A expense increases.

     General office expenses related to office supplies and postage costs were also higher in the first quarter of 1998 compared to the same quarter in 1997. This category of expenses was up by $101,300 and accounted for 3% of the total G&A increase. These expense increases are consistent with the added branch locations and overall increase in business activity.

     Professional service fees, primarily accounting and legal, were $60,800 higher in the first quarter of 1998 over the same quarter in 1997, and reflect the additional effort required to support the Company's increased reporting activities as a public company in 1998. As the Company was still a closely held "S" corporation during the first quarter of 1997, the Company required much less support in the area of accounting and legal services.

     The final significant increase in G&A expenses occurred in the area of loan loss provision, which increased $53,100 from the first quarter of 1997 to the first quarter of 1998. The Company's higher lending activity coupled with the introduction of higher risk subprime loan originations required the establishment of a correspondingly higher reserve against potential loan losses.

     Interest expense is primarily the cost of funds borrowed from warehouse lenders to fund the Company's loan originations during the holding period between funding and sale to an investor. During the three months ended March 31, 1998, interest expense was $1,037,302, which was $994,755 higher than the same quarter last year. This increase was due to extending the holding period of loans while increasing the absolute size of loans being held in warehouse. Although interest expense increased significantly, net interest income (loss), which is the difference between interest income and interest expense, improved from a loss of $21,455 during the three months ended March 31, 1997 to income of $276,107 during the same quarter in the current year, an increase of $297,562.

     The Company generated a net loss before taxes of $353,886 in the three months ended March 31, 1998 compared to a loss before taxes of $94,982 during the same quarter last year. The level of earnings during the first quarter of 1998 was short of management expectations.

     While subprime sales of $53.7 million were only 2.5% short of the $55 million budgeted, shortfalls in sales execution resulted in much lower than anticipated profit margins on those sales. These shortfalls were due to pricing incentives offered as part of an incentive program to attract new broker relationships in new markets. Compounding the reduced profit margins were increased expenses associated with start up costs of DMP's high loan-to-value second trust deed equity mortgage program implementation which was established in California sooner than originally planned, and which failed to achieve expected lending volume and profitability levels.

Comparison of the Years Ended December 31, 1997 and 1996

     For 1997,  revenues  increased  $409,000  (5.2%) to $8,267,000 in 1997 from
$7,858,000 in 1996. Commissions and fees decreased by $852,000 (11.3%) to $6,715,000 from $7,567,000 in 1996. The decrease in commissions and fees was attributable to an increase in wholesale production volume and a larger balance of "Loans Held for Sale" at year-end December 31, 1997 compared to December 31, 1996, resulting in unrealized gains at December 31, 1997.

     Interest income  increased  $1,261,000  (433.3%) to $1,552,000 in 1997 from
$291,000 in 1996. The increase in interest income was primarily due to the Company holding mortgage loans for sale longer and thus earning additional interest income over this time period. Total loan volume in 1997 was $257,313,000 compared to $230,814,000 in 1996, an increase of $26,499,000 representing a 11.5% increase.

     Total  expenses  increased  $6,672,000  (88.4%) to $14,218,000 in 1997 from
$7,546,000 in 1996. The expenses increased at a much faster rate than total revenues primarily due to not realizing during 1997 economies of scale and the efficiencies associated with the Company's implementation and investment in technology, and due to the addition of experienced staff. Management believes these efficiencies will be realized in 1998.

     Selling expenses increased $1,937,000 (59.1%) to $5,214,000 in 1997 from $3,277,000 in 1996. Commissions and benefits accounted for approximately two-thirds of this increase, which was directly related to the increased volume. The remainder was the result of the national expansion and the upfront costs associated with establishing the support functions required for this expansion to be successful.

     General and administrative expenses increased $4,249,000 (119.0%) to $7,819,000 in 1997 from $3,570,000 in 1996. Salaries and benefits accounted for over half of this increase. The Company added senior management personnel experienced in the mortgage industry. Additional expenses were incurred in 1997 as part of the national expansion and the upfront costs associated with establishing the production support functions required for this expansion to be successful. During the year ended December 31, 1997, the Company opened two (2) retail production offices, seven (7) non-conforming wholesale offices and one
(1) consumer direct office which sources customers through direct mailings. In addition, the provision for loan losses in 1997 was $432,000, which represented 1.2% of loans held for sale at December 31, 1997.

     Interest expense increased $636,000 (115.6%) to $1,186,000 in 1997 from $550,000 in 1996. This was primarily due to the increase in loan volume of 11.5% in 1997 as compared to 1996. In addition, the average cost of borrowings increased due to the introduction of non-conforming loans, and loans were aggregated for a longer period of time by the Company to take advantage of bulk sale premiums.

     The Company experienced a loss before taxes of $5,951,000 in 1997 compared to income before taxes of $311,000 in 1996 as a result of the national expansion and the up front costs associated with establishing the support functions required for this expansion to be successful. The second, third and fourth quarter losses were significantly attributable to the increases in selling, general and administrative and interest expenses associated with the above activities. The first quarter loss was primarily the result of the seasonality of home sales in Florida. Home sales typically decline in the first quarter of the year due in part to Florida's homestead laws, which reduce a purchaser's taxes resulting in many home purchasers buying before year end. The increased demand at year end tends to drive up administrative costs in the first quarter.

Financial Condition

March 31, 1998 Compared to December 31, 1997:

     Cash in banks, net of overdrafts, decreased $683,410 to $757,397 at March 31, 1998 from $1,440,807 at December 31, 1997. The net decrease resulted from a combination of an increase in mortgage loans held for sale, net of the corresponding warehouse borrowing; a decrease in accounts payable and accrued expenses, and capital expenditures. The overdraft at December 31, 1997 was fully funded in the first quarter.

     Mortgage loans held for sale totaled $37,277,275 at March 31, 1998 and relate directly to the warehouse finance facilities debt of $36,758,165. Each of these items increased less than 5% compared to their respective December 31, 1997 balances.

     Total liabilities excluding warehouse debt decreased $286,281, a 6% decrease from the respective balance at December 31, 1997.

Liquidity and Capital Resources

     The Company has operated on a negative cash flow basis, but expects to reverse this trend based on the increases in the volume of loan. Currently, the Company's cash requirements include the funding of (i) mortgage originations and purchases pending their sale, (ii) the points and expenses paid in connection with acquisition of correspondent loans, (iii) ongoing administrative and other operating expenses, and (iv) new retail and wholesale office locations and equipment.

     On May 30, 1997, the Company completed the initial public offering of 1,000,000 shares of its Common Stock at $5 per share. The net proceeds from the offering, after deducting underwriting discounts and commissions and offering expenses, aggregated $3,800,525. In connection with the offering, the Company granted the underwriter the IPO Warrants to purchase 100,000 shares of Common Stock at an exercise price of $6 per share. The warrants are exercisable for a period of four years commencing May 1998.

     On December 3, 1997, the Company issued and sold 2,000 shares of Series A Convertible Preferred Stock at $1,000 per share in a private placement. The net proceeds from the sale, after deducting selling and other related expenses, aggregated $1,821,753. The Convertible Preferred Stock is convertible for two years into shares of Common Stock at a price equal to 85% of the five-day average bid prices immediately prior to the conversion date, subject to a maximum conversion price of $6.50 per share (or $6.00 if the date of this Prospectus is later than July 22, 1998). The discount on the conversion price is accounted for as a charge against retained earnings and was amortized over the non-convertible period of 60 days following December 3, 1997. On March 3, 1998, 500 shares of the Convertible Preferred Stock, plus accrued dividends of approximately $10,000 were converted into 105,467 shares of Common Stock. Furthermore, the Company is obligated to register for resale the shares of Common Stock issuable upon conversion of the Preferred Stock and, if the resale registration statement has not been declared effective by July 20, 1998, the Company is subject to cash penalty payments to the holders of the Convertible Preferred Stock. This Prospectus satisfies these registration requirements. In connection with the Convertible Preferred Stock transaction, the Company granted the underwriter the Additional Warrants to purchase 240,000 shares of Common Stock at an exercise price of $8.50 per share (since reduced to $6.50) in order to obtain the underwriter's consent to the Convertible Preferred Stock transaction, as required by the underwriting agreement signed by the Company in connection with its IPO. The Additional Warrants are exercisable until September 17, 2001. In addition, the Company issued 60 shares of Convertible Preferred Stock with identical terms as payment for fees for the private placement. The cost is included in the net proceeds from the transaction and have been amortized over the non-conversion term.

     On May  18,  1998,  the  Company  issued  $1,700,000  principal  amount  of convertible debentures to a single investor. The investor is committed to purchase a further $500,000 principal amount of such debentures upon the effective date of a registration statement registering the underlying shares of Common Stock into which such debentures may be converted and may, at its option, purchase a further $1,000,000 principal amount of such debentures. The debentures are due April 30, 2000, bear interest at a rate of 10% per annum (payable in cash or Common Stock at the option of the Company) and are convertible into shares of the Company's Common Stock at a conversion rate equal to the lesser of $9.625 or 85% of the lowest three-day average closing bid price of the Company's Common Stock during the fifteen day period ending on the day prior to conversion. Such conversion price shall be 80% of such market price for conversions subsequent to 240 days following the closing date of May 18, 1998. In addition, the holder may convert only up to one-third of the issue upon the date of this Prospectus, and an additional one-third on each of the 30th and the 60th days after the date of this Prospectus. In addition, the holder is limited to converting no more than 10% of the principal amount in any calendar week. The Company has the right to redeem the debentures at any time at a price of 115% of the principal amount, plus any accrued but unpaid interest. The debentures are subordinate to the Company's bank line and two warehouse line of credit agreements. The investor also received warrants to purchase 50,000 shares of the Company's Common Stock at a price of $8.75 per share, and the right to require the Company to register the holder's conversion shares for resale commencing 60 days after the date of this Prospectus.

     On June 30, 1998, the Company sold 1,000 shares of its Series B Convertible Preferred Stock to a single investor for an aggregate purchase price of $1,000,000. The Series B Convertible Preferred Stock is convertible into shares of the Company's Common Stock at a price equal to 85% of the five-day average bid prices immediately prior to the conversion date, subject to a floor price of $5.00 per share. The Company is obligated to register for resale the shares of Common Stock issuable upon conversion of the Series B

Convertible Preferred Stock. This Prospectus satisfies these registration requirements. See "Description of Capital Stock-Series B Convertible Preferred Stock."

     Historically, the Company has relied on a small group of warehouse lenders to fund its mortgage origination and purchase activity, while relying on a combination of capital infusions and cash flow from operations for other cash needs. The Company uses a combination of loan purchase facilities and traditional warehouse lines with five different financial institutions. At March 31, 1998, the three purchase facilities aggregated to $41,000,000 and ranged in size from $2,000,000 to $25,000,000. The utilized and outstanding portions of these purchase facilities at March 31, 1998 was $20,611,605 and they carried interest rates from 8.25% to the note rate on the underlying loan being sold.

     The aggregate warehouse facilities totaled $60,000,000, with $25,000,000 from one institution and $35,000,000 from the other. At March 31, 1998, the utilized and outstanding balance on these facilities totaled $36,800,000 and carried interest rates based on LIBOR plus a margin of 125 to 150 basis points or Fed Funds plus a margin of 175 to 250 basis points.

     At December 31, 1997, the Company was in violation of several financial covenants with its two warehouse lenders. Both lenders issued waivers of the default through April 30, 1998 and have been conducting ongoing negotiations as necessary to amend the warehouse borrowing agreements. The Company determined that it could operate at its current funding levels with lesser warehouse availability, so it requested and was granted in April 1998 a reduction from $50,000,000 to $25,000,000 for the Bank One facility. Bank One subsequently extended the current borrowing arrangement until July 31, 1998 under new terms and conditions which are financially less favorable to the Company.

     The other lender, Nikko, provided the Company with a further waiver of such default through June 1, 1998. Subsequently, Nikko submitted a written proposal to the Company that extends the current borrowing relationship through August 31, 1998 at terms not significantly different from the existing terms. The new terms include a committed facility limit of $35 million plus an additional $15 million available on an uncommitted, negotiated basis.

     Other than as described above, the Company did not raise any additional capital during the first half of 1998. However, the Company will need additional capital in order to attract and retain new, lower cost borrowing relationships and to fund its continued expansion. Accordingly, management has been actively pursuing potential sources for an additional $5,000,000 to $10,000,000 capital infusion in the third quarter.

     Management believes that cash from operating activities, together with this planned third quarter capital infusion and existing borrowing relationships will be sufficient to fund the Company's expansion through the remainder of 1998. There can be no assurance that the Company will be able to obtain an additional capital infusion in the third quarter or that existing borrowing relationships will remain in place on favorable terms. Accordingly, the Company may be limited in its ability to achieve its growth objectives if its cash needs are not met by the sources indicated.

     The Company experienced a decrease in cash and cash equivalents of $947,819 during the three months ended March 31, 1998, compared to a decrease in cash of $427,474 during the same period last year.

     Net cash used in operating activities during the first quarter of 1998 was $1,937,906 compared to a net cash use of $245,536 during the same quarter in 1997. The single largest component of cash use in the current period was from Mortgage Loans Held for Sale, which increased by, and used cash of $1,283,788 during the first quarter of 1998.

     Net cash used in investing activities totaled $183,372 during the three months ended March 31, 1998 as compared to the same quarter in 1997 when cash used in investing activities was $76,423.

     Net cash provided by financing activities totaled $1,173,459 during the three months ended March 31, 1998 compared to net cash used by financing activities of $105,515 during the same quarter last year. The primary source of financing cash provided during the current year was from increased warehouse borrowings, which is consistent with higher loan balances being held for sale.

     Capital expenditures in the first quarter of 1998 totaled $234,131 which mainly consisted of $119,939 in computer equipment and $88,840 in computer software. These expenditures were attributed to system upgrades and new branch offices.

Hedging, Inflation and Interest Rates

     The Company actively manages the interest rate risk associated with conforming loans by committing particular loan applications to permanent investors at the time that the rate and price are guaranteed to the applicant, with the investor agreeing to honor the rate and price committed provided that the resulting loan is closed and presented for purchase within a specific time frame. The time frame is set with ample time for delivery based on the rate and price expiration date given the applicant.

     To date, the Company has not elected to hedge against the interest rate risk associated with nonconforming loans. This decision is subject to review on an ongoing basis but given the current profit margins and the lack of volatility associated with pricing for nonconforming loans sold on a whole loan basis, the Company has decided against employing hedging techniques utilizing costly financial instruments. The period where risk exists is limited since the rate and price are only guaranteed once the application has been approved with whole loan sales of closed loans occurring on a bi-monthly basis.

Certain Accounting Pronouncements

     SFAS 128

     In March 1997, the Financial Accounting Standards Board issued Statement No. 128 ("SFAS 128"), "Earnings Per Share," which supersedes Accounting Principles Board No. 15, Earnings per Share ("APB 15"), and is effective for the Company for the year ended December 31, 1997. SFAS 128 establishes standards by simplifying the computation and presentation of earnings (loss) per share, and applies to public entities with publicly held common stock. It replaces the presentation of primary earnings (loss) per share with a presentation of basic earnings (loss) per share. SFAS 128 also requires dual presentation of basic and diluted earnings (loss) per share on the face of the statements of operations. Basic earnings (loss) per share excludes dilution and are computed by dividing income available to common stockholders by the weighted-average common shares outstanding for the period. Diluted earnings (loss) per share reflect the potential dilution that could occur if preferred stock contracts, options and warrants were to be exercised or converted or otherwise resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings (loss) per share is computed similarly to fully diluted earnings (loss) per share pursuant to APB 15. The Company adopted SFAS 128 for the year ended December 31, 1997.

     SFAS 125

     In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), which provides accounting and reporting standards for transfers and servicing of financial assets and Extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Implementation of SFAS No. 125, effective as of January 1, 1997, did not have a significant effect on the financial condition or results of operations of the Company.

     SFAS 123

     In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Examples are stock purchase plans, stock options, restricted stock awards, and stock appreciation rights. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for, or at least disclosed in the case of stock options, based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The accounting requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 31, 1995, or for an earlier fiscal year for which SFAS No. 123 is initially adopted for recognizing compensation cost. The statement permits a company to choose either a new fair value-based method or the current APB Opinion 25 intrinsic value-based method of accounting for its stock-based compensation arrangements. The statement requires pro forma disclosures of net earnings and earnings per share computed as if the fair value-based method had been applied in financial statements of companies that continue to follow current practice in accounting for such arrangements under APB Opinion 25.

                                    BUSINESS

General

     The Company is a diversified financial services company headquartered in West Palm Beach, Florida. The Company provides mortgages and mortgage related services to individuals directly and indirectly through mortgage brokers and mortgage lenders. The Company originates, processes, underwrites and funds residential mortgage loans which are sold on either an individual or bulk basis to institutional and private investors for investment or securitization purposes. Through its subsidiaries, the Company originates and purchases both mortgage loans originated to standard government agency guidelines (conforming loans) and mortgage loans originated to standards that do not conform to agency guidelines (non-conforming loans). Non-conforming loans typically fail to meet agency guidelines due to credit impairment, higher loan-to-value ratios and debt-to-income ratios, and are priced to compensate for the additional credit risk. In 1997, the breakdown of conforming versus non-conforming was 70% conforming and 30% non-conforming, and for the three months ended March 31, 1998, the breakdown was 47.9% conforming and 52.1% nonconforming. The Company produced $75.2 million in non-conforming closed loans in 1997 and $60.0 million in the three months ended March 31, 1998 compared to less than $5 million in non-conforming loans in 1996. Since its inception, the Company has experienced average annual growth of 75.76% in the volume of loans closed with an annual growth rate of 11.5% in 1997.

     All mortgage loans are sold on a non-recourse servicing released basis with customary representations and warranties. Loans are serviced until sold by one of two subservicers, depending on the type of loan. The subservicers provide for servicing transfer and satisfaction functions which allow for compliance with regulatory guidelines during this interim period.

     The Company has used the proceeds of the initial public offering which closed on May 30, 1997 to increase its production network, diversify production geographically, improve technology and create an infrastructure capable of handling the increased production that is expected in the future. Through March 31, 1998, the Company opened three (3) retail production offices, nine (9) non-conforming wholesale offices and one (1) consumer direct office which sources customers through direct mailings. The new offices were located in five
(5) non-Florida states with licensing capability to transact business in nineteen (19) states. The production offices source mortgage loan applications through fifty-nine (59) commissioned loan officers and twenty-one (21) wholesale account executives who call on mortgage brokers, mortgage bankers, and lenders. During 1997, the Company upgraded computer hardware and established a wide area network for communication and data flow. The production support divisions of the Company expanded both in size and scope in an effort to achieve the Company's goal of providing superior support to production units. The total employees of the Company expanded from 118 at December 31, 1996 to 236 on December 31, 1997 to 282 on March 31, 1998, including the staffing required for the new production units and the staffing required by the production support divisions.

     All of the Company's operations are conducted through its wholly-owned subsidiaries, Bankers Direct Mortgage Corporation and Direct Mortgage Partners, Inc. BDMC was incorporated in Florida as Creative Industries, Inc. in April 1989. In October 1990, Creative Industries, Inc.'s name was changed to Creative Financing, Inc. In May 1995, Creative Financing, Inc.'s name was changed to CFI Mortgage Corporation. DMP was incorporated in Florida in August 1997. In March 1997, CFI Mortgage Inc. was
incorporated in Delaware, and immediately prior to the initial public offering in May 1997, the Existing Stockholders, who owned all of the issued and outstanding common stock of CFI Mortgage, contributed their shares of common stock of CFI Mortgage to the Company in exchange for all of the outstanding shares of Common Stock of the Company. From April 1989 until December 31, 1996, CFI Mortgage was treated as an S corporation. See "Reorganization and Termination of S Corporation Status." The Company also owns a nominal 10% interest in a Florida corporation, Bankers Professional Associates ("BPA"), which is a "related entity" by virtue of an 80% ownership interest in BPA by Vincent C. Castoro, the Company's Chairman. BPA provides survey and appraisal services to the Company's production offices located in the State of Florida. The Company believes that the terms under which services were provided by BPA are no less favorable to the Company than those terms generally available from unaffiliated third parties.

General Background

     The Company currently has two wholly-owned subsidiaries, BDMC, the Company's retail production arm originating both conforming and non-conforming products, and DMP, the non-conforming production platform for the Company. DMP produces non-conforming loans on a wholesale basis through mortgage brokers, mortgage bankers and lenders.

     Loans are funded through the use of good funds checks provided through Bank One Capital Corporation. Once funding checks clear, the Company borrows under its warehouse agreement with Bank One to cover the checks. Once a week warehoused loans are moved to secure funds advanced under a revolving warehouse line of credit provided by Nikko, which carries a preferential rate and a higher advance rate compared to the Company's warehouse agreement. The Company's document custodian also acts as custodian for all funding facilities. Loan level tracking of the Company's borrowings, interest expense and interest accrual is accomplished through the use of customized software provided by a national vendor specializing in warehouse management software.

Business Strategy

     The Company's objective is to be a diversified financial services provider specializing in mortgage related services. The key elements of the Company's business strategy are as follows:

     o    Provide its stockholders with superior returns based on profitability.

     o Continue controlled growth in stable and improving geographic areas with teams of experienced professionals.

     o Build customer loyalty by providing superior service in all of its production channels, including a diversified product menu, consistent underwriting utilizing automated underwriting whenever possible, and timely closings.

     o Manage all aspects of loan quality in a manner which allows the loans produced through its subsidiaries to command superior pricing from investors.

     o Increase the capacity of each regional hub by obtaining licensing and employing executives in states not currently penetrated.

     o Sell additional mortgage related products and services to its mortgage clients.

     o    Provide additional services linked to the loan process.

     o Develop alternative delivery channels which allow for reduced cost through direct contact with the ultimate customer.

     o Grow its retail production channel by offering a full spectrum of products emphasizing the production of more profitable non-conforming and alternative products.

     o Monitor execution alternatives for the sale of mortgage loans and servicing rights to improve profitability.

Description of Operations

     Bankers Direct Mortgage Corporation Production Operations

     The Company's retail production subsidiary, BDMC, operates through standalone branches located in Florida and Colorado. Commissioned loan officers source the business through realtors and builders or other contacts. Applications are taken primarily in face-to-face interviews either by hand or on laptop computers. The loan officer submits the application to the branch office for processing either in hard copy or through electronic transfer via modem. For conforming loans, application information is transmitted through the FNMA automated underwriting system. The application is then processed in accordance with the required conditions. For all other loan types, applications are processed in the branch with verifications collected for key financial information with a complete credit file submitted to the centralized underwriting area. Certain loan types require the investor to underwrite the loan. In these situations, the centralized underwriting area submits the application package to the ultimate loan investor for approval. Once a loan is underwritten the branch collects the conditions required by underwriting for approval. When all conditions have been satisfied, the branch submits a request to close to the centralized closing area. Closing documents are generated through the Company's closing department preparation software and the loans are then closed by approved closing agents who have executed closing agreements and provided insured closing letters from title insurers.

     The loan programs offered reflect guidelines and terms which match those published by approved investors. The pricing offered the Loan Officers is generated from a pricing model which prices to generate a specific dollar profit on each loan regardless of loan size. This philosophy has allowed the Company to price larger, more efficient loans aggressively, which has increased its average loan size. When rates and prices are committed to applicants, the interest rate risk is transferred to the ultimate investor by locking the rate and price with the investor based upon an agreed to closed loan delivery date.

     Conforming closed loans are shipped to institutional and private investors in accordance with commitments made at the time that the rate and price are guaranteed. Investors then review the loan files and upon clearing any funding conditions, the investor wires the proceeds to the Company's account at the warehouse bank for distribution to pay off the loan with the excess deposited in the Company's operating account to use to fund operations.

     Conforming loans are serviced on behalf of the Company under subservicing arrangements with Cenlar, F.S.B. Borrowers are notified at closing of the subservicer. For a fee, the subservicer handles all normal servicing functions until the loan is sold to the permanent investor including the loan satisfaction and transfer processes.

     Direct Mortgage Partners Production Operations

     The Company's wholesale production subsidiary, Direct Mortgage Partners, operates through its regional operations hubs located in five states utilizing twenty-one (21) account executives to obtain non-conforming applications and closed loans from mortgage brokers and mortgage lenders located in nineteen (19) states. Direct Mortgage Partners also has a consumer direct office which obtains application inquiries in response to direct mail campaigns targeting specific market segments. Each regional center has the capability to process, underwrite, close, and post-close the loans produced in the region.

     The subsidiary's regional operations hubs follow strict procedural and policy guidelines. Credit information is submitted to the hub where the application is credit graded. The grade is communicated to the broker/lender who completes the processing and submits the processed application for underwriting, credit grading and pricing. Prior to approval, the operations hubs re-verifies credit and depending upon the characteristics of the application, re-verifies the property value. Applications with characteristics outside of the published matrices require a second signoff from the centralized credit and compliance area of DMP.

     When loans are approved the closing documents are generated by the operational hub through the closing document preparation software and the loans are then closed by approved closing agents who have executed closing agreements and provided the Company with insured closing letters from title insurers.

     Non-conforming loans are sold on either a flow or bulk basis with the Company distributing listings of closed loans and their characteristics to institutional and private investors who bid on loan(s) on an auction basis. This process improves the Company's execution. The bids are subject to the review of the complete closed loan file which normally takes place on site. Once funding conditions are cleared, the investor's funding occurs as with conforming loans.

     The loan programs and guidelines offered to the brokers and lenders reflect conservative standards offered by a variety of investors who purchase non-conforming loans routinely from mid-size aggregators such as the Company. The pricing offered the brokers and lenders reflects differences based upon credit grade and loan characteristics within the grade. These differences reflect the adjustments received from the investors for which the Company aggregates product. The ultimate price offered the broker or lender allows for a specific profit percentage to be earned on each loan. The Company also charges certain fees on each loan at closing to increase revenue and offset operational costs.

     To date, the interest rate risk created by guaranteeing a rate and price has been managed by regularly selling bulk packages of closed loans reducing the period where interest rate risk exists. Hedging of the interest rate risk has been considered and will continue to be considered but to date the profit margins generated on the loans and the lack of volatility in Investor pricing have negated the need to incur the expense of hedges utilizing financial instruments.

     Corporate Support for Production Subsidiaries

     The Company also provides the services listed below to each subsidiary:

     o    Human Resource and Personnel Management

     o    Primary Marketing Support

     o    Post-Closing Support

     o    Legal Support

     o    Administrative Services Support

     o    Information Systems Support

     o    Finance and Accounting Support

     o    Funding Support/Warehouse Management

     In addition, the Company monitors the areas of Quality Control and Regulatory Compliance and Interest Rate Risk Management for both subsidiaries providing compliance direction, document approval, fair lending self testing, documentation authenticity validation and the policies and procedures utilized for broker approval and Interest Rate Risk Management.

     The Company has contracted with Vincam, a national professional employer organization, to handle payroll and benefits administration while providing legal guidance in personnel matters. By utilizing Vincam, the Company is able to provide a competitive benefits package throughout the United States. The Company provides technical support in the creation and design of professional marketing materials. Each subsidiary handles post-closing functions, except servicing transfer government loan insuring and follow-up documentation delivery to investors. These critical functions along with file storage and retrieval have been centralized to control risk and decrease costs and are handled for each subsidiary by the Company. Real Estate Settlement Procedures Act ("RESPA") compliance and licensing related issues are referred to outside counsel due to the critical nature of these issues. The Company provides administrative services support for each subsidiary. Purchasing, vendor management, and physical plant management have been centralized to reduce costs and duplication.

     The Company provides hardware and software support for all subsidiaries and employees. The Company operates a wide area network utilizing Novel servers and ISDN lines to allow for efficient communication and data management. A variety of software packages are installed on the network with customized vendor provided software packages providing the means for loan processing, underwriting, closing, secondary marketing, accounting and post-closing functions. Customized interfaces between the software and a central database improve the efficiency of the data input function and reporting. The central database will provide the Company with data mining capability in the future. The Company's help desk reduces downtime providing users with immediate support for hardware and software issues.

     The Company, through its customized accounting software, provides branch level profitability analysis, which is used as the basis for compensation for branch managers.

Year 2000 Issues

     The "Year 2000" problem is the result of computer programs being written using two digits rather than four digits to define the applicable year. Systems that do not properly recognize such information could generate erroneous data or cause a system to miscalculate or fail. This "Year 2000" problem creates risk for the Company from problems in its own computer systems and from third parties with whom the Company deals on transactions nationwide.

     The Company has conducted a preliminary review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to avoid any potential problems. The Company has few internally developed applications that it utilizes for its operations, and has been communicating with associated third parties to ensure that they are addressing the issue. The potential impact of the "Year 2000" issue will depend not only on the corrective measures the Company undertakes, but also on the way in which the issue is addressed by businesses and other entities who they provide or exchange data with.

     It is certain that the Company's operations could be negatively impacted if not adequately resolved, but at this time it is difficult to quantify the potential financial impact of such situations.

Seasonality

     The mortgage banking industry is generally subject to seasonal trends. These trends reflect the general pattern of resales of homes, which sales typically peak during the spring and summer seasons and decline from January through March. In addition, the primary home market in Florida, the Company's historical base of operations, tends to increase during the fourth quarter, while the second home market increases from October through April. Refinancings tend to be less seasonal and more closely related to changes in interest rates. The mortgage servicing business is generally not subject to seasonal trends, except to the extent that growth of a mortgage servicing portfolio is generally higher in periods of greater mortgage loan originations.

Competition

     The mortgage banking industry is highly competitive. The Company competes with financial institutions, mainly mortgage companies, commercial banks and savings and loan associations and, to a certain extent, credit unions and insurance companies, depending upon the type of mortgage loan product offered. The Company competes principally by purchasing or originating a variety of types of mortgage loans, emphasizing the quality of its service and pricing the loans at competitive rates. Many of the Company's competitors have financial resources substantially greater than those of the Company. Many of the nation's largest mortgage companies and commercial banks have a significant number of branch offices in areas in which the Company's correspondents and wholesale and retail branches operate. Increased competition for mortgage loans from larger lenders may result in a decrease in the volume of loans originated and purchased by the Company, thereby possibly reducing the Company's revenues.

Regulation

     The operations of the Company are subject to extensive regulation by federal and state governmental authorities and are subject to various laws and judicial and administrative decisions that, among other things, regulate credit activities, require disclosures to customers, govern secured transactions and establish collection, repossession and claims handling procedures and other trade practices. The Company is subject to the rules and regulations of the FHA, FNMA and VA and state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing mortgage loans.

     In addition, there are other federal and state statutes and regulations, as well as judicial decisions, affecting the Company's operations. Those rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination and establish underwriting guidelines which include provisions for inspections and appraisals, require credit reports on prospective borrowers and fix maximum loan amounts, and with respect to the VA loans, fix maximum interest rates. Moreover, lenders such as the Company are required to submit annually to the FHA, FNMA and VA audited financial statements, and each regulatory entity has its own financial requirements. The Company's affairs also are subject to examination by the FHA, FNMA and VA at all times to assure compliance with all applicable regulations, policies and procedures. Mortgage origination activities are subject to, among other regulatory requirements, the Equal Credit Opportunity Act, the Federal Truth-in-Lending Act, the Home Mortgage Disclosure Act and the Real Estate Settlement Procedures Act and the regulations promulgated thereunder which prohibit discrimination and require the disclosure of certain basic information to mortgagors concerning credit terms and settlement costs. Many of the aforementioned regulatory requirements are designed to protect the interests of consumers, while others protect the owners or insurers of mortgage loans. Failure to comply with these requirements can lead to loss of approved status, termination of servicing contracts without compensation to the servicer, demands for indemnification or loan repurchases, class action lawsuits and administrative enforcement actions.

     There are various state and local laws and regulations affecting the Company's operations. The Company is in possession of all licenses required by the State of Florida to conduct its business operations. Conventional mortgage operations also may be subject to state usury statutes. FHA and VA mortgage loans are exempt from the effect of such statutes.

Environmental Matters

     To date, the Company has not been required to perform any investigation or remediation activities, nor has it been subject to any environmental claims. There can be no assurance, however, that this will remain the case in the future. In the ordinary course of its business, the Company from time to time forecloses on properties securing loans. Although the Company primarily lends to owners of residential properties, there is a risk that the Company could be required to investigate and clean up hazardous or toxic substances or chemical releases at such properties after acquisition by the Company, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and clean up costs incurred by such parties in connection with the contamination. In addition, the owner or former owners of a contaminated site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property.

Employees

     The Company has 282 employees at March 31, 1998, 220 of whom were salaried employees and 62 of whom were compensated on a commission basis. Substantially all of the Company's employees work on a full-time basis. None of the Company's employees are represented by a union. The Company considers its relations with its employees to be satisfactory.

Properties

     The Company's executive and administrative offices are located at 580 Village Boulevard, Suite 120, West Palm Beach, Florida 33409, where the Company leases approximately 21,161 square feet of office space at an aggregate annual rent of approximately $222,132. The lease provides for certain scheduled rent increases and expires May 31, 2001.

     The Company maintains 17 other offices in the States of California, Colorado, Florida, Georgia, Illinois and Tennessee pursuant to leases with various expiration dates through 2002, at monthly rental rates ranging from $586 to $7,463. The Company considers its facilities to be satisfactory for its current needs.

Legal Proceedings

     The Company is a party to various routine legal proceedings arising out of the ordinary course of its business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on the results of operations or financial condition of the Company.

                                   MANAGEMENT

Executive Officers and Directors

     Set forth below is information concerning the current executive officers and directors of the Company.

Name                                 Age    Title
----                                 ---    -----

Vincent C. Castoro(1).............    63    Chairman of the Board of Directors
Christopher C. Castoro(1).........    32    Chief Executive Officer and Director
Vincent J. Castoro(1).............    30    Vice President and Director
Thomas J. Healy...................    48    Director
Robert J. Thompson................    48    Director
Don M. Lashbrook..................    45    Chief Operating Officer
Paul R. Garrigues.................    42    Chief Financial Officer
Robert A. Simm....................    33    Chief Accounting Officer
------------------

(1) Vincent C. Castoro is the father of Vincent J. Castoro and Christopher C. Castoro.

     Vincent C. Castoro founded the Company in April 1989 and has been a director of the Company since that date. Mr. Castoro is currently Chairman of the Board of Directors and served as the Chief Executive Officer of the Company from March 1991 until June 1997. Prior to founding the Company, Mr. Castoro was involved in the heating oil distribution business in the New York metropolitan region.

     Christopher C. Castoro has been the Chief Executive Officer of the Company since June 1997 and was Executive Vice President of the Company since July 1993 and a director of the Company since April 1989. From April 1989 to June 1993, Mr. Castoro served as the Secretary and Treasurer of the Company. Mr. Castoro is a member of the Mortgage Bankers Association of America, and has served on that organization's Secondary Marketing Committee since 1994. Mr. Castoro also serves as an member of the Advisory Board of the Chase Manhattan Mortgage Corporation.

     Vincent J. Castoro has been Vice President of the Company since June 1997, was previously President of the Company from 1993 until June 1997 and has been a director of the Company since April 1989. From April 1991 through May 1993, Mr. Castoro served as the Vice President of the Company.

     Thomas J. Healy has been the Managing Director of Strategic Services at Bayview Financial Trading Group LLP since September 1997. From November 1990 to September 1997, Mr. Healy was Director of the Mortgage Banking Strategies Group at CoreStates Capital Markets, a division of CoreStates Bank, N.A. in Fort Lauderdale since November 1990. From March 1987 to November 1990, Mr. Healy was the Managing Director of Reserve Financial Management Corp., an investment banking firm in Miami, Florida. Mr. Healy is a Master Faculty Fellow of the Mortgage Banking Association School of Mortgage Banking and an accomplished lecturer and author in the mortgage banking industry.

     Robert J. Thompson is the founder of R. Thompson & Company, a lobbying practice formed in 1983 which performs a wide variety of public relations services for both the government and private sector. Prior to founding R. Thompson & Company, Mr. Thompson served in the White House as Special Assistant to President Ronald Reagan and Deputy Director of Legislative Affairs from
February 1982 to November 1982 after serving as Executive Assistant for Congressional Relations to then Vice President George Bush.

     Don M. Lashbrook has been the Chief Operating Officer of the Company since June 1997. Mr. Lashbrook served as the Senior Vice President-Risk Management of Citizens Mortgage Corporation, an Atlanta, Georgia based mortgage lender from March 1996 through May 1997. From February 1994 through February 1996, Mr. Lashbrook was Executive Vice President and Director of the Risk Management Division of Barnett Mortgage Company, a subsidiary of Barnett Banks, Inc. Prior to February 1994, Mr. Lashbrook was Senior Vice President of Marketing for Maryland National Mortgage Corporation, a subsidiary of Maryland National Bank.

     Paul R. Garrigues has been the Chief Financial Officer of the Company since April 1998. Mr. Garrigues previously served as the Chief Financial Officer of Monument Mortgage, Inc., a full service mortgage banker located in Walnut Creek, California from March 1992 through April 1998.

     Robert A. Simm has been the Chief Accounting Officer of the Company since August 1993. From January 1989 through July 1993, Mr. Simm was employed by the New York City accounting firm of Leventhal, Zupnick, Berg & Co., most recently as a Senior Accountant.

     The Board of Directors of the Company is divided into two classes. Class 1 directors serve for a term expiring at the 1998 annual meeting of stockholders, and Class 2 directors serve for a term expiring at the 1999 annual meeting of stockholders (and in each case, until their respective successors are duly elected and qualified). Mr. Vincent C. Castoro, Mr. Healy and Mr. Thompson are Class 1 directors, and Mr. Vincent J. Castoro and Mr. Christopher C. Castoro are Class 2 directors. At each annual meeting of stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for two-year terms and until their successors are duly elected and qualified.

Board Committees

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee and the Compensation Committee each consists of at least two directors who are not employees of the Company. Messrs. Healy and Thompson are the members of these Committees. The Audit Committee has the authority and duty to recommend to the Board of Directors the auditors to be engaged as the Company's independent public accountants and to review the results and scope of the audit and other services provided by the Company's independent public accountants and to take such other action as it deems appropriate to ensure the appropriate safeguarding of the Company's assets and appropriate accounting of its assets and liabilities. The Compensation Committee has all powers of, and the authority to exercise all duties of, the Board in matters relating to executive compensation and administration of stock option and other employee benefit plans of the Company, subject to the terms of such plans. The Compensation Committee has the authority and duty to nominate directors of the Company for election at each annual meeting of stockholders, to nominate directors of the Company to fill vacancies and to nominate directors of any subsidiary of the Company; in each case, such nominations are subject to approval by the Board.

Compensation of Directors

     The non-employee members of the Board of Directors receive $500 per meeting attended. No other directors receive or will receive cash or other compensation for services on the Board of Directors or any committee thereof. All directors are entitled to reimbursement for reasonable expenses incurred in the performance of their duties as Board members.

Employment Agreements

     The Company has entered into three-year employment contracts with each of Messrs. Vincent C. Castoro, Christopher C. Castoro and Vincent J. Castoro providing for annual base salaries of $100,000. Each employment agreement provides that the employee is eligible to receive options under the Company's Stock Option Plan and cash bonuses based upon the financial performance of the Company and the employee's contribution to that performance. Each employment agreement contains confidentiality and non-competition provisions.

Executive Compensation

     The following table sets forth the cash compensation of the Company's Chief Executive Officer and the Company's three other most highly compensated executive officers for the three fiscal years ended December 31, 1997. The remuneration described in the table does not include the cost to the Company of benefits furnished to the each such officer, including premiums for health insurance and other benefits provided to such individual that are extended in connection with the conduct of the Company's business. The value of such benefits did not exceed 10% of each such officer's cash compensation.
                                        Annual Compensation
                                     ---------------------------   Other Annual
Name and Principal Position          Year      Salary      Bonus   Compensation
---------------------------          ----      ------      -----   ------------

Vincent C. Castoro                   1997     $ 94,778      ___         ___
  Chairman                           1996     $ 71,623      ___         ___
                                     1995     $ 57,200      ___         ___

Christopher C. Castoro               1997     $ 93,001      ___         ___
  Chief Executive Officer            1996     $ 78,000      ___         ___
                                     1995     $ 78,000      ___         ___

Don M. Lashbrook                     1997     $110,338      ___         ___
  Chief Operating Officer and        1996          N/A      ___         ___
  Vice President                     1995          N/A      ___         ___

Vincent J. Castoro                   1997     $ 93,001      ___         ___
  Vice President                     1996     $ 78,000      ___         ___
                                     1995     $ 78,000      ___         ___

     No options or other form of long-term compensation were granted to, or exercised or held by, the named executive officers during the year ended December 31, 1997.

Stock Option Plan

     The Company's Board of Directors adopted the Company's Stock Option Plan (the "Stock Option Plan") as of May 27, 1997. The Stock Option Plan is administered by the Compensation Committee. All employees and directors of, and consultants to, the Company as may be determined from time to time by the Compensation Committee are eligible to receive options under the Stock Option Plan.

     A total of 80,000 shares were authorized for issuance under the Stock Option Plan. The Stock Option Plan was amended in 1998 to increase the number of options which may be granted thereunder from 80,000 to 450,000 shares of Common Stock, subject to stockholder approval. Upon consummation of the Public Offering, the Company granted options with respect to 40,000 (the "Initial Options") shares at an exercise price equal to the initial public offering price to certain eligible participants under the Stock Option Plan. None of the Initial Options were granted to Vincent C. Castoro, Vincent J. Castoro or Christopher C. Castoro. Furthermore, the Company granted options with respect to 7,000 shares at an exercise price equal to of the initial public offering public of $5.00 to the Company's chief accounting officer, Robert A. Simm. As of the date of this Prospectus, 80,000 options are outstanding under the Stock Option Plan and the Board has approved an additional 283,250 options, subject to receiving stockholder approval.

     The exercise price of an incentive stock option and a non-qualified stock option is fixed by the Compensation Committee at the date of grant; however, the exercise price under an incentive stock option must be at least equal to the fair market value of the Common Stock at the date of grant, and 110% of the fair market value of the Common Stock at the date of grant for any incentive stock option granted to a holder of more than 10% of the outstanding Common Stock.

     Stock options are exercisable for a duration determined by the Compensation Committee, but in no event more than ten years after the date of grant. Options shall be exercisable at such rate and times as may be fixed by the Compensation Committee on the date of grant. The aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all stock option plans of the Company) shall not exceed $100,000; to the extent this limitation is exceeded, such excess options shall be treated as non-qualified stock options for purposes of the Stock Option Plan and the Code.

     At the time a stock option is granted, the Compensation Committee may, in its sole discretion, designate whether the stock option is to be considered an incentive stock option or non-qualified stock option. Stock options with no such designation shall be deemed non-qualified stock options.

     Payment of the purchase price for shares acquired upon the exercise of options may be made by any one or more of the following methods: in cash, by check, by delivery to the Company of shares of Common Stock already owned by the option holder, or by such other method as the Compensation Committee may permit from time to time. However, a holder may not use previously owned shares of Common Stock to pay the purchase price under an option, unless the holder has beneficially owned such shares for at least six months.

     Stock options terminate at the end of the 30th business day following the holder's termination of employment or service. This period is extended to one year in the case of the disability or death of the holder and, in the case of death, the stock option is exercisable by the holder's estate. The post-termination exercise period for any individual may be extended by the Board of Directors, but not beyond the expiration of the original term of the option.

     The number of shares of Common Stock covered by outstanding options, the number of shares of Common Stock available for issuance under the Stock Option Plan and the exercise price per share of outstanding options will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or stock dividend. In the event of a merger or sale of all or substantially all of the assets of the Company, the Compensation Committee or the Board of Directors will make such adjustment as it deems equitable in respect of outstanding options, including, without limitation, the revision or cancellation of any such options.

     Each option may be subject to provisions to assure that any exercise or disposition of Common Stock will not violate federal and state securities laws.

     No option may be granted under the Stock Option Plan after the day preceding the tenth anniversary of the adoption of the Stock Option Plan.

     The  Board  of  Directors  or the  Compensation  Committee  may at any time withdraw or amend the Stock Option Plan and may, with the consent of the affected holder of an outstanding option at any time withdraw or amend the terms and conditions of outstanding options. Any amendment which would increase the number of shares issuable pursuant to the Stock Option Plan or to any individual thereunder or change the class of individuals to whom options may be granted shall be subject to the approval of the stockholders of the Company, only if the rules of any exchange on which the Common Stock is included, or any self-regulatory organization having jurisdiction over the Company shall require such approval; if no such approval is required, the Board of Directors may approve any such amendment.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the Company's Chairman and Former Chief Executive Officer

     Since inception, Vincent C. Castoro, the Company's Chairman and former Chief Executive Officer, has advanced an aggregate of $448,969 to the Company for working capital purposes. These advances, which were without interest, were repaid in their entirety during the year ended December 31, 1996. In addition, during the year ended December 31, 1996 and 1997, the Company advanced $12,949 and $4,148, respectively to Mr. Castoro which has been repaid as of December 31, 1997. The Company has made advances to three officers aggregating approximately $88,000 and $83,000 as of March 31, 1998 and December 31, 1997, respectively. The advances are non-interest bearing and due upon demand.

Transfer of Interest in Carroll Street; Gifting of Shares

     In connection with its formation, in April 1989, CFI Mortgage issued, in equal shares, an aggregate of 2,500 shares of common stock to Vincent J. Castoro, Christopher C. Castoro and Robert Castoro. Robert Castoro, who is also a son of Vincent C. Castoro, is not currently involved in the business of the Company. In June 1992, CFI Mortgage issued 5,000 shares of common stock to Vincent C. Castoro in exchange for 40% of the capital stock of Carroll Street. The remaining 60% of the equity interest in Carroll Street is owned by Vincent
C. Castoro. In connection with the transfer to CFI Mortgage of the interest in Carroll Street, Mr. Castoro's sons transferred to their father an aggregate of 250 shares of common stock, with the result that Vincent C. Castoro owned 5,250 shares of common stock of CFI Mortgage. Robert Castoro gave his remaining 750 shares to Vincent C. Castoro when he resigned from CFI Mortgage in 1993. Thereafter, on March 1, 1993, Vincent C. Castoro gave 3,000 shares of CFI Mortgage common stock to each of Vincent J. Castoro and Christopher C. Castoro. In March 1997, CFI Mortgage Inc. was incorporated in Delaware, and immediately prior to the Company's initial public offering, Vincent J. Castoro and Christopher C. Castoro contributed their 7,500 shares of common stock of CFI Mortgage to the Company in exchange for 1,200,000 shares of Common Stock of the Company.

Distribution of the Interest

     From April 17, 1989 through December 31, 1996, CFI Mortgage had not paid any of its earnings to the Prior Stockholders in the form of S corporation distributions. On March 26, 1997, CFI Mortgage distributed to the Existing Stockholders CFI Mortgage's 40% interest in Carroll Street, a New York corporation whose principal asset is a building located in Brooklyn, New York. The remaining 60% of Carroll Street is owned by Vincent C. Castoro. The distribution of the Interest, which was recorded on CFI Mortgage's balance sheet at December 31, 1996 as having a value of $175,224, was intended to offset taxes payable at the applicable statutory rate by the Existing Stockholders on the estimated net earnings of CFI Mortgage for the period from January 1, 1996 to December 31, 1996 and to distribute to the Existing Stockholders previously earned and undistributed S corporation earnings.

Transactions in Connection with Termination of S Corporation Status

     Pursuant to the terms of the Contribution Agreement and as described above, the Existing Stockholders contributed to the Company their stock in CFI Mortgage, in exchange for 1,200,000 shares of Common Stock. As a result, the Company and CFI Mortgage, which became a wholly-owned subsidiary of the Company, are fully subject to federal and state income taxes, and the Company recorded a deferred tax asset on its balance sheet.

Title Company and Appraisal Company

     The Company is a 49% shareholder in Real Estate Associates Title Inc. ("Title Company"), a Florida corporation incorporated in February 1996. The Company acquired its interest in Title Company for $5,000. The remaining shareholder of Title Company is Harbor Holdings Co. ("HHC"), a Florida corporation. HHC is owned by James F. Miller, Esq. (51%) and Christopher C. Castoro (49%). From time to time Mr. Miller performs legal services for the Company.

     Title Company had gross revenues of $20,000 for the year ended December 31, 1996, all of which was derived from title searches relating to loans originated by the Company. Rates charged by the Title Company are regulated by the State of Florida Office of Insurance Commission.

     In addition, Vincent J. Castoro is a 49% shareholder in Clairco, Inc. ("Appraisal Company"), a Florida corporation incorporated in April 1996. The remaining shareholder of Appraisal Company is Robert J. Clair, who formerly was employed by the Company as an appraiser. The only capital contributed to the Appraisal Company has been utilized for miscellaneous filing and legal fees.

     Appraisal Company had gross revenues of $82,500 for the year ended December 31, 1996, all of which was derived from property appraisals relating to FHA loans originated by the Company. Rates charged for FHA appraisals are regulated by the FHA.

     In January 1997 both Title Company and Appraisal Company ceased operations. In (month) 1997, the Company began utilizing Bankers Professional Associates ("BPA") for survey and appraisal services to the Company's production offices located in the State of Florida. The Company is a 10% shareholder in BPA and Vincent C. Castoro, the Company's Chairman, is an 80% shareholder in BPA. The Company paid BPA a total of $xxx,xxx and $xx,xxx during the year ended December 31, 1997 and the quarter ended March 31, 1998, respectively, for these services.

     The Company believes such transactions with its officers/shareholders were made on terms no less favorable to the Company than those generally available from unaffiliated third parties. Future transactions with its officers/shareholders will be on terms no less favorable to the Company than those generally available from unaffiliated third parties and will be ratified by a majority of the independent outside disinterested members of the Company's board of directors. In the future, no loans will be made to officers, directors, post-offering 5% or greater shareholders or affiliates thereof, except for bona fide business purposes.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of March 31, 1998, certain information with respect to the beneficial ownership of the Common Stock by: (i) each of the Company's Directors, (ii) each officer named in the Summary Compensation Table,
(iii) all directors and executive officers of the Company as a group, and (iv) each other person (including any "group," as that term is used in Section 13(d)(3) of the Exchange Act) who is known by the Company to own beneficially 5% or more of the Common Stock. The Company believes that the beneficial owners of the Common Stock. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, except as noted below. The address of each person listed below is 580 Village Boulevard, Suite 120, West Palm Beach, Florida 33409, unless otherwise indicated.

Name of Beneficial Owner                       Number of Shares Percent of Class
------------------------                       ---------------- ----------------
Vincent C. Castoro ..........................            --             *
Vincent J. Castoro ..........................       600,000          26.0%
Christopher C. Castoro ......................       600,000          26.0%
Thomas J. Healy .............................            --             *
Robert J. Thompson ..........................            --             *
Robert A. Simm(1) ...........................         7,000             *
Don M. Lashbrook ............................            --             *
Paul R. Garrigues ...........................            --             *
All directors and executive officers
  as a group (eight persons) ................     1,207,000          52.3%

----------

*    Less than 1%

(1) Includes 7,000 options to purchase shares of Common Stock held by Mr. Simm which are currently exercisable.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company is subject to the Delaware General Corporation Law (the "DGCL") and to provisions contained in the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. Reference is made to such exhibits for a detailed description of the provision thereof summarized below.

     The authorized capital stock of the Company consists of 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and 20,000,000 shares of Common Stock, par value $.01 per share.

Common Stock

     Subject to prior rights of any Preferred Stock then outstanding and to contractual limitations, if any, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor, as declared by the Board of Directors and paid by the Company.

     In the event of any liquidation, dissolution or winding-up of the Company, holders of Common Stock will be entitled to share equally and ratably in all assets available for distribution after payment of creditors, holders of any series of Preferred Stock outstanding at the time, and any other debts, liabilities and preferences. Since the Company's Board of Directors has the authority to fix the rights and preferences of, and to issue, the Company's authorized but unissued Preferred Stock without approval of the holders of its Common Stock, the rights of such holders may be materially limited or qualified by the issuance of the Preferred Stock.

     The Common Stock presently outstanding is, and the Shares offered and sold hereby will be, fully paid and non-assessable.

Preferred Stock

     The Board of Directors is empowered to issue Preferred Stock from time to time in one or more series, without stockholder approval, and with respect to each series to determine (subject to limitations prescribed by law) (1) the number of shares constituting such series, (2) the dividend rate on the shares of each series, whether such dividends shall be cumulative and the relation of such dividends to the dividends payable on any other class of stock, (3) whether the shares of each series shall be redeemable and the terms of any redemption thereof, (4) whether the shares shall be convertible into Common Stock or other securities and the terms of any conversion privileges, (5) the amount per share payable on each series or other rights of holders of such shares on liquidation or dissolution of the Company, (6) the voting rights, if any, for shares of each series, (7) the provision of a sinking fund, if any, for each series, and (8) generally any other rights and privileges not in conflict with the Certificate of Incorporation for each series and any qualifications, limitations or restrictions thereof.

     Series A Convertible Preferred Stock

     General. Pursuant to the Certificate of Designations, Voting Powers, Preferences and Rights of the Series of Preferred Stock of CFI Mortgage Inc. to be Designated Series A Convertible Preferred Stock (the "Series A Certificate of Designations"), filed December 2, 1997, the Company authorized the issuance of 2,400 shares of Series A Convertible Preferred Stock (the "Convertible Preferred Stock"). The holders of Convertible Preferred Stock are entitled to the rights, preferences and privileges set forth below (which do not purport to be complete and are qualified in their entirety by reference to the Series A Certificate of Designations).

     Dividends. Holders of Convertible Preferred Stock are entitled to receive, in preference to the holders of Common Stock, an 8% cumulative annual dividend payment per share of Convertible Preferred Stock. Dividends are payable only upon conversion of the shares and are payable in cash or shares of Common Stock, at the option of the Company. The Conversion Shares have been registered for resale pursuant to the terms of the Registration Rights Agreement, dated as of December 2, 1997 (the "Registration Rights Agreement"), by and between the Company and the Initial Investor named therein by means of the registration statement of which this Prospectus is a part. Dividends on the Convertible Preferred Stock will be cumulative from the date of original issuance. As long as any Convertible Preferred Stock shall be outstanding, the Company shall not declare, pay, or set aside for payment any dividend or declare or make any distribution upon or purchase, redeem or otherwise acquire Common Stock or any other series or class of capital stock.

     Voting Rights. The holders of Convertible Preferred Stock have the right to vote on all matters on which the holders of Common Stock have the right to vote, and each holder of shares of Convertible Preferred Stock shall have the right to cast one vote for each whole share of Common Stock which would be issued to such holder upon conversion of such holder's shares of Convertible Preferred Stock assuming that such conversion were to occur on the date immediately prior to the record date for the determination of stockholders entitled to vote. The holders of Convertible Preferred Stock shall vote together as one class with the holders of Common Stock, except as otherwise required by Delaware law. The Company shall not amend, alter or repeal any of the provisions of its Certificate of Incorporation or Bylaws so as to affect adversely the powers, preferences, qualifications, limitations or rights of the holders of the Convertible Preferred Stock.

     Liquidation   Rights.   In  the  event  of  any  voluntary  or  involuntary
liquidation, dissolution or winding up of the Company, the holders of Convertible Preferred Stock are entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution is made on any other stock of the Company, $1,000 per share in cash, plus accumulated and unpaid dividends, which dividends shall be payable on a pro rata basis among holders of Preferred Stock in cash. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Convertible Preferred Stock (and any series of preferred stock ranking in parity with the Convertible Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Company) are not paid in full, the holders of the Convertible Preferred Stock will share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Convertible Preferred Stock will not be entitled to further participation in any distribution of assets by the Company. A consolidation or merger of the Company with or into one or more corporations where the Company is not the surviving corporation, a sale or transfer of all or substantially all of the assets of the Company for cash or securities or a Change of Control (as defined in the Series A Certificate of Designations) shall be deemed to be a liquidation, dissolution or winding up of the Company.

     Conversion. The Convertible Preferred Stock is convertible into shares of Common Stock as soon as the registration statement of which this Prospectus is a part of is declared effective (the "Effective Date") but no later than February 1, 1998. The Conversion Price per share will be equal to the lower of (i)(x) average closing bid price of the Common Stock as calculated over the five trading-day period (the "Average Price") ending on the day prior to the date of conversion times (y) 85%, or (ii) the Average Price on the Closing Date, which was $8.50 (the "Maximum Price"), subject to adjustment. Each share of Convertible Preferred Stock will be convertible into the number of shares of Common Stock determined by dividing the Purchase Price by the Conversion Price in effect on the date the Conversion Notice is received by the Company. No fractional shares will be issued, and in lieu of any fractional share, an adjustment in cash will be made based on the market price of the Common Stock on the last trading day prior to the date of conversion. In partial consideration of the holder of the Convertible Preferred Stock giving its consent to the Company's subsequent $2.2 million convertible debt financing, the Maximum Price was reduced to $6.50. See "Mangement's Discussion and Analysis--Liquidity and Capital Resources."

     The Conversion Price is subject to adjustment upon the occurrence of certain events, including: the issuance of capital stock of the Company as a dividend or distribution on any shares of Common Stock; subdivisions, combinations and reclassifications or recapitalizations of the Common Stock; the issuance by the Company (to all holders of Common Stock or otherwise) of Common Stock, or of rights, warrants or convertible securities entitling the holder to subscribe for or purchase Common Stock, at less than the current market price (as calculated in the Series A Certificate of Designations); and the combination of the Company's shares of Common Stock into a larger number of shares. No adjustment in the Conversion Price is required unless such adjustment would require a change of at least 5% in the price then in effect, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Before taking any action which would cause an adjustment effectively reducing the Conversion Price below the par value of the Common Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at the Conversion Price as so adjusted.

     Automatic Conversion. The Convertible Preferred Stock is subject to automatic conversion on December 3, 1999, if not sooner converted.

     Optional Conversion. The Company may, at its option, force conversion, pro rata, of the Convertible Preferred Stock outstanding by giving the holders thereof notice (i) starting 60 days from the Effective Date, if the Common Stock trades at a price equal to or in excess of 150% of the Maximum Price for 20 consecutive trading days, the Company may elect to force conversion of up to an additional 25% of the Convertible Preferred Stock outstanding; (ii) starting 90 days from the Effective Date, if the Common Stock trades at a price equal to or in excess of 175% of the Maximum Price for 20 consecutive trading days, the Company may elect to force conversion of up to an additional 25% of the Convertible Preferred Stock originally issued by the Corporation; and (iii) starting 120 days from the Effective Date, if the Common Stock trades at a price equal to or in excess of 200% of the Maximum Price for 20 consecutive trading days, the Company may elect to force conversion of up to all of the remaining Convertible Preferred Stock outstanding.

     Series B Convertible Preferred Stock

     General. Pursuant to the Certificate of Designations of Rights and Preferences of the Series B Convertible Preferred Stock of CFI Mortgage Inc. (the "Series B Certificate of Designations"), filed June 30, 1998, the Company authorized the issuance of 1,000 shares of Series B Convertible Preferred Stock (the "Series B Convertible Preferred Stock"). The holders of Series B Convertible Preferred Stock are entitled to the rights, preferences and privileges set forth below (which do not purport to be complete and are qualified in their entirety by reference to the Series B Certificate of Designations).

     Dividends. Holders of Convertible Preferred Stock are entitled to receive, in preference to the holders of Common Stock, a 6% cumulative annual dividend payment per share of Series B Convertible Preferred Stock. Dividends are payable only upon conversion of the shares and are payable in cash or shares of Common Stock, at the option of the Company. Dividends on the Series B Convertible Preferred Stock will be cumulative from the date of original issuance.

     Voting Rights. The holders of Series B Convertible Preferred Stock have the right to vote on all matters on which the holders of Common Stock have the right to vote, and each holder of shares of Series B Convertible Preferred Stock shall have the right to cast one vote for each whole share of Common Stock which would be issued to such holder upon conversion of such holder's shares of Series B Convertible Preferred Stock assuming that such conversion were to occur on the date immediately prior to the record date for the determination of stockholders entitled to vote. The holders of Series B Convertible Preferred Stock shall vote together as one class with the holders of Common Stock, except as otherwise required by Delaware law. The Company shall not amend, alter or repeal any of the provisions of its Certificate of Incorporation or Bylaws so as to affect adversely the powers, preferences, qualifications, limitations or rights of the holders of the Convertible Preferred Stock without the consent of the holders of a majority of the Series B Convertible Preferred Stock.

     Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Convertible Preferred Stock are entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution is made on any other stock of the Company junior to the Series B Preferred Stock, $1,000 per share in cash, plus accumulated and unpaid dividends, which dividends shall be payable on a pro rata basis among holders of Series B Preferred Stock in cash. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series B Convertible Preferred Stock (and any series of preferred stock ranking in parity with the Series B Convertible Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Company) are not paid in full, the holders of the Series B Convertible Preferred Stock will share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series B Convertible Preferred Stock will not be entitled to further participation in any distribution of assets by the Company.

     Conversion. The Series B Convertible Preferred Stock is convertible into shares of Common Stock at the election of the holder. The Conversion Price per share will be equal to the higher of (i)(x) average closing bid price of the Common Stock as calculated over the five trading-day period (the "Average Price") ending on the day prior to the date of conversion times (y) 85%, or (ii) $5.00 (the "Minimum Price"), subject to adjustment. Each share of Series B Convertible Preferred Stock will be convertible into the number of shares of Common Stock determined by dividing the Purchase Price by the Conversion Price in effect on the date the Conversion Notice is received by the Company. No fractional shares will be issued, and in lieu of any fractional share, an adjustment in cash will be made based on the market price of the Common Stock on the last trading day prior to the date of conversion.

     The Conversion Price is subject to adjustment upon the occurrence of certain events, including: the issuance of capital stock of the Company as a dividend or distribution on any shares of Common Stock; subdivisions, combinations and reclassifications or recapitalizations of the Common Stock; the issuance by the Company (to all holders of Common Stock or otherwise) of Common Stock, and the combination of the Company's shares of Common Stock into a larger number of shares.

     Automatic Conversion. The Convertible Preferred Stock is subject to automatic conversion on June 30, 2001, if not sooner converted, at the discretion of the Company.

     Redemption. The Company may redeem the Series B Convertible Preferred Stock, in whole or in part, at any time at its sole discretion. The redemption price per share shall be the greater of $1,350 plus any accrued but unpaid dividends, or the Average Price of the Common Stock into which such share of Series B Convertible Preferred Stock could be converted on the date of the Company giving notice of redemption, plus any accrued but unpaid dividends. The holder has 30 days from the date of notice of redemption to elect to convert such shares prior to redemption.

Warrants

     The holders of the Warrants do not have any of the rights or privileges of stockholders of the Company, including voting rights and rights to receive dividends, prior to exercise of the Warrants. The Company has reserved out of its authorized but unissued shares a sufficient number of shares of Common Stock for issuance on exercise of the Warrants. The Common Stock issuable on exercise of the Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

     The Company is required to file a new registration statement or a post-effective amendment to the Registration Statement of which this Prospectus is a part with the SEC with respect to the securities underlying the Warrants prior to the exercise of the Warrants and to deliver a prospectus with respect to such securities to all warrantholders.

     IPO Warrants

     As part of the consideration to Strasbourger, Pearson, Tulcin, Wolff, Inc. (the "Underwriter") for its underwriting services rendered in connection with the Company's Initial Public Offering, the Company granted to the Underwriter IPO Warrants to purchase up to 100,000 shares of Common Stock at any time after May 27, 1998 until May 27, 2002 at an exercise price of $6.00 per share, subject to certain adjustments. The IPO Warrants contain antidilution provisions in the event of any recapitalization, split-ups of shares, discounted transactions or certain stock dividends, as well as certain registration rights. The IPO Warrants can not be transferred, sold, assigned or hypothecated, in part or in whole (other than by will or pursuant to the laws of descent and distribution) except to officers of the Underwriter. The Company has agreed that, upon request of the then holder(s) of a majority of the IPO Warrants and the underlying securities, if issued, which were originally issued to the Underwriter or its designees, made at any time within the period commencing one year and ending five years after the effective date of the Public Offering (May 27, 1997) the Company will file at its sole expense (other than seller's commissions and expenses of seller's counsel or others hired by seller), no more than once, a registration statement under the Securities Act registering or qualifying the shares underlying the IPO Warrants for public sale. The Company has also agreed, with certain limitations, that if, at any time within the period commencing one year and ending five years after the Closing Date, it should file a registration statement with the Commission pursuant to the Securities Act, the Company, at its own expense (other than seller's commissions and seller's counsel and others hired by seller), will offer to said holder(s) the opportunity to register or qualify the shares underlying the IPO Warrants. The registration statement of which this Prospectus is a part satisfies these registration rights.

     Additional Warrants

     In  connection  with the  issuance  and sale of the  Convertible  Preferred
Stock, the Company granted to certain affiliates of the Underwriter certain warrants (the "Additional Warrants") to purchase up to 240,000 shares of Common Stock at any time from September 17, 1998 until September 17, 2001 at an exercise price of $6.50 per share, subject to certain adjustments. The Additional Warrants are otherwise identical to the IPO Warrants except that they contain provisions for a "cashless exercise."

Options

     As of the date of this Prospectus, 80,000 options are outstanding under the Stock Option Plan. The Compensation Committee has amended the Stock Option Plan to increase the number of options which may be granted thereunder from 80,000 to 450,000 shares of Common Stock, subject to stockholder approval and tentatively granted an additional 283,250 options under the expanded Plan, again, subject to stockholder approval. Upon consummation of the Public Offering, the Company granted options to purchase up to 40,000 shares of Common Stock, at exercise prices equal to the initial public offering price, pursuant to the provisions of the Company's Stock Option Plan. See "Management--Stock Option Plan." The Company has filed a registration statement on Form S-8 under the Securities Act to register these shares.

Voting Rights

     Stockholders are entitled to one vote for each share of Common Stock held of record.

Certain Charter, Bylaw and Statutory Provisions

     The Company's Certificate of Incorporation contains certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. Effective as of the next meeting for the election of directors, the Certificate of Incorporation provides for a classified Board of Directors consisting of two classes as nearly equal in size as practicable. Each class will hold office until the second annual meeting for election of directors following the election of such class; provided, however, that the initial terms of the directors in the first and second classes of the Board of Directors will expire in 1998 and 1999, respectively. The Company's Certificate of Incorporation provides that no director may be removed except for cause and by the vote of not less than 70% of the total outstanding voting power of the securities of the Company which are then entitled to vote in the election of directors. The Certificate of Incorporation permits the Board of Directors to create new directorships and the Company's Bylaws permit the Board of Directors to elect new directors to serve the full term of the class of directors in which the new directorship was created. The Bylaws also provide that the Board of Directors (or its remaining members, even if less than a quorum) is empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. A vote of not less than 70% of the total outstanding voting power of the securities of the Company which are then entitled to vote in the election of directors is required to amend the foregoing provisions of the Certificate of Incorporation.

     The Certificate of Incorporation prohibits any action required to be taken or which may be taken at any annual or special meeting of stockholders of the Company to be taken, without a meeting, denying the power of stockholders of the Company to consent in writing, without a meeting, to the taking of any action. This provision may discourage another person or entity from making a tender offer for the Company's Common Stock because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     Certain provisions in the Certificate of Incorporation, the Bylaws and the DGCL could have the effect of delaying, deferring or preventing changes in control of the Company.

Certain Provisions of Delaware Law

     The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which that person became an interested stockholder, the business combination is approved by the Company's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company not owned by the interested stockholder.

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors (but not less than one) who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

Indemnification of Directors and Officers

     Article NINTH of the Company's Certificate of Incorporation provides that, to the full extent permitted by the DGCL, directors shall not be personally liable to the Company or its stockholders for damages for breach of any duty owed to the Company or its stockholders.

     The Certificate of Incorporation and Bylaws of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

     The Company will apply for directors' and officers' liability insurance which is intended to provide the Company's Directors and officers protection from personal liability in addition to the protection provided by the Company's Certificate of Incorporation and Bylaws as described above.

Transfer Agent

     The transfer agent for the Common Stock is Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Selling Stockholders may sell all or a portion of the shares of Common Stock which may be issued to them from time to time while the registration statement of which this Prospectus is a part remains effective. To the extent required, the number of Shares to be sold, the names of the Selling Stockholders, the purchase price, the name of any agent or dealer and any applicable commissions with respect to a particular offer will be set forth in an accompanying supplement to this Prospectus. The aggregate proceeds to the Selling Stockholders from the sale of Common Stock offered hereby will be the prices at which such securities are sold, less any commissions. There can be no assurance that the Selling Stockholders will convert any of their Convertible Preferred Stock or exercise any of their Warrants nor sell any of the shares of Common Stock issuable upon their conversion or exercise, respectively.

     The Shares may be sold by the Selling Stockholders in transactions on the over-the-counter market, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. A Selling Stockholder may elect to engage a broker or dealer to effect sales in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the converted shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The Selling Stockholders may also pledge such shares to banks, brokers or other financial institutions as security for margin loans or other financial accommodations that may be extended to such Selling Stockholders, and any such bank, broker or other institution may similarly offer, sell and effect transactions in such shares.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the securities laws of certain states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock may not be sold unless such shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with. The Company has agreed to indemnify the Selling Stockholders against certain liabilities under the Securities Act.

     The Company shall use its best efforts to maintain the effectiveness of the Registration Statement for a period of thirty months through the preparation and filing with the SEC of such amendments and post-effective amendments to the Registration Statement, and such supplements to this Prospectus, as may be required by the rules, regulations or instructions applicable to the use of Form SB-2 by the Securities Act or rules and regulations thereunder or otherwise necessary to keep the Registration Statement effective and will cause the Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act.

     The Company will pay all expenses incident to the offering and sale of the Common Stock to the public other than underwriting discounts and selling commissions.

                              SELLING STOCKHOLDERS

     The Shares covered by this Prospectus are those issuable upon (i) exercise of IPO Warrants and (ii) conversion of the Convertible Preferred Stock. The shares are offered by the Selling Stockholders identified in the table below. It is unknown if, when, or in what amounts a Selling Stockholder may offer the Shares for sale. There is no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.

     Because the Selling Stockholders may offer all or some of the shares pursuant to the offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the Selling Stockholders after completion of the offering, no estimate can be given as to the amount of the shares that will be held by the Selling Stockholders after completion of the offering.

     The following table sets forth certain information regarding beneficial ownership of Warrants, Convertible Preferred Stock and Common Stock of each Selling Stockholder as of May 20, 1998 and as adjusted to give effect to the sale of the Shares offered hereby.

                                          Beneficial Ownership Before Offering                           Beneficial Ownership After
                                          ------------------------------------                           --------------------------
                                                                                                                   Offering
                                                      Number of Shares                      Number of              --------
                                                      of Convertible         Number of      Shares to               Number of Shares
                                   Number of          Preferred Stock         Shares        be Offered              of Common Stock
                                   ---------          ---------------         ------        ----------              ---------------
                                    Warrants                              of Common Stock
                                    --------                              ---------------
Baldock Ventures Limited.....          --                1,500(3)            105,467      336,236(1)(2)       --            --
Settondown Capital Ltd. .....          --                   60(3)               --          9,230(1)(2)       --            --
Baldock Ventures Limited               --                1,000(4)                            200,000(1)       --            --
Allan M. Levine..............       100,000                 --                  --           100,000          --            --
Michael J. Schumacher........       100,000                 --                  --           100,000          --            --
LEXUS Partners Limited              100,000                 --                  --           100,000          --            --
Larry Kaplan                         40,000                 --                  --            40,000          --            --

----------

(1) Both the Series A and Series B Convertible Preferred Stock are convertible into shares of Common Stock. The Conversion Price is subject to adjustment, and the number of shares of Common Stock beneficially owned and being offered by each Selling Stockholder will vary accordingly to reflect changes in the market price of the Common Stock, stock dividends, stock splits and certain other circumstances. See "Description of Capital Stock--Series A Convertible Preferred Stock--Conversion and--Series B Convertible Preferred Stock--Conversion." All of such shares are registered for resale pursuant to this Prospectus under Securities and Exchange Commission Rule 416.

(2) Based upon the Maximum Conversion Price of $6.50. See "Description of Capital Stock--Series A Convertible Preferred Stock--Conversion."

(3)  Series A Preferred Stock.

(4) Series B Preferred Stock. Number of shares to be offered is based on the Minimum Conversion Price of $5.00 per share.


                                  LEGAL MATTERS

       The legality of the shares of Common Stock offered hereby, will be passed upon for the Company by Epstein Becker & Green, P.C., New York, New York.

                                     EXPERTS

     The financial statements of CFI Mortgage Corporation as of and for the year ended December 31, 1997, included in this Prospectus and in the related Registration Statement, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of CFI Mortgage Corporation as of and for the year ended December 31, 1996, included in this Prospectus and in the related Registration Statement, have been audited by Weinick Sanders Leventhal & Co. LLP (successor to the practice of Martin Leventhal & Company LLP, independent certified public accountants), independent public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----


Report of Independent Certified Public Accountants                          F-2

Report of Independent Certified Public Accountants                          F-3

Consolidated Financial Statements:  December 31, 1997 and 1996

    Consolidated Balance Sheet as of December 31, 1997                      F-4

    Consolidated Statements of Operations for the
         Year Ended December 31, 1997                                       F-6

    Consolidated Statement of Changes in
         Stockholders' Equity for the Year Ended
         December 31, 1997                                                  F-7

    Consolidated Statements of Cash Flows for the Years Ended
         December 31, 1997 and 1996                                         F-8

    Notes to Consolidated Financial Statements                              F-9

Consolidated Financial Statements:  March 31, 1998 (unaudited)              F-18

     Consolidated Balance Sheet as of March 31, 1998                        F-19

     Unaudited Consolidated Statements of Operations for the
          Three Month Periods ended March 31, 1998 and 1997                 F-21

     Unaudited Statement of Changes in Stockholders' Equity for
          the Three Months Ended March 31, 1998                             F-22

     Unaudited Statements of Cash Flows for the Three Month
          Period Ended March 31, 1998 and 1997                              F-23

     Notes to the Unaudited Consolidated Financial Statements               F-24

                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
    CFI Mortgage Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheet of CFI Mortgage Inc. and Subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of CFI Mortgage Inc. and Subsidiaries for the year ended December 31, 1996 were audited by other auditors whose report dated February 7, 1997, except for Note 1a and 12, as to which the date is March 18, 1997, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the consolidated financial position of CFI Mortgage Inc. and Subsidiaries as of December 31, 1997 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



GRANT THORNTON LLP

New York, New York
March 20, 1998, except for Note 9, as to which the date is April 7, 1998

                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of CFI Mortgage Inc. and Subsidiaries

We have audited the accompanying statements of operations, stockholders' equity and cash flows of CFI Mortgage Corporation for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations, stockholders' equity and cash flows are free from material misstatement. An audit includes examining on a test basis, evidencing supporting the amounts and disclosures in the statements of operations, stockholders' equity and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the results of operations and cash flows. We believe that our audit of the statements of operations, stockholders' equity and cash flows provides a reasonable basis for our opinion.

In our opinion, the statements of operations, stockholders' equity and cash flows referred to above present fairly, in all material respects, the results of operations and cash flows of CFI Mortgage Corporation for the year ended December 31, 1996, in conformity with generally accepted accounting principles.



WEINICK SANDERS LEVENTHAL & CO., LLP (Successor to the Practice of Martin Leventhal & Company LLP)


New York, New York
February 7, 1997, except for portions of notes 1a and 12 as to which the date is March 18, 1997

                       CFI Mortgage Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEET

                                December 31, 1997



                                     ASSETS

CURRENT ASSETS
    Cash and cash equivalents (Note 1)                                $1,705,216
    Interest receivable (Note 2)                                         621,751
    Mortgage loans held for sale (net of allowance of
       $450,000) (Notes 1, 3 and 9)                                   36,046,571
    Miscellaneous receivables                                            155,843
    Prepaid expenses                                                     274,211
    Due from related parties (Note 6)                                    105,564
    Other current assets                                                 568,666
                                                                     -----------

         Total current assets                                         39,477,822


PROPERTY AND EQUIPMENT (Notes 1 and 7)
    Furniture and equipment                                            1,352,212
    Automobile                                                            99,047

                                                                       1,451,259
    Less accumulated depreciation and amortization                       272,137

                                                                       1,179,122

OTHER ASSETS
    Property held for sale (Note 4)                                      207,500
    Deposits                                                             167,229
    Deferred tax asset (Notes 1 and 11)                                  558,000
                                                                     -----------

                                                                         932,729

                                                                     $41,589,673
                                                                     ===========


The accompanying notes are an integral part of this statement.

                       CFI Mortgage Inc. and Subsidiaries

                                December 31, 1997



                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Warehouse finance facilities (Notes 3 and 9)                    $35,463,034
    Cash overdraft                                                      264,409
    Current maturities of long-term debt (Notes 3 and 7)                366,495
    Accounts payable, accrued expenses and other
       current liabilities (Note 8)                                   3,477,063
                                                                   ------------

         Total current liabilities                                   39,571,001


LONG-TERM LIABILITIES
    Long-term debt, less current maturities (Notes 3 and 7)             554,745
                                                                   ------------

                                                                     40,125,746

COMMITMENTS AND CONTINGENCIES (Note 9)


STOCKHOLDERS' EQUITY (Notes 1 and 12)
    Common Stock, $.01 par value; authorized,
      20,000,000; issued and outstanding,
      2,200,000 shares                                                   22,000
    Preferred Stock, $.01 par value; authorized,
      10,000,000; issued and outstanding
      2,060 shares, voting, liquidation preference $1,000 per share          21
    Additional paid-in capital                                        6,992,430
    Retained earnings (deficit)                                      (5,550,524)
                                                                   ------------

                                                                      1,463,927

                                                                    $41,589,673




The accompanying notes are an integral part of this statement.

                       CFI Mortgage Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     Years ended December 31, 1997 and 1996



                                                          1997          1996
                                                       ----------     ---------

Revenues
    Commissions and fees                               $6,715,241     $7,566,764
    Interest                                            1,552,023        290,904
                                                      -----------     ----------

                                                        8,267,264      7,857,668
                                                      -----------     ----------

Expenses
    Selling                                             5,213,625      3,276,575
    General and administrative                          7,818,532      3,569,708
    Interest                                            1,185,608        549,648
    Write-down of land and investment to fair
       market value (Notes 1, 4 and 5)                                   150,511
                                                      -----------     ----------

                                                       14,217,765      7,546,442
                                                      -----------     ----------

         Net (loss) income before income tax credit    (5,950,501)       311,226

Deferred income tax credit                                558,000

         NET (LOSS) INCOME                            $(5,392,501)      $311,226
                                                      ===========     ==========

Per share data, net loss per common share                  $(3.11)
                                                          =======

Pro forma information (unaudited) (Note 10)
    Pro forma net income (unaudited)
       Historical net income                                            $311,226
       Pro forma provision for income taxes                              109,989
                                                                      ----------

         Pro forma net income                                           $201,237
                                                                      ==========

Pro forma per share data (unaudited)
    Pro forma net income per share                                          $.17
                                                                      ==========

Weighted average shares outstanding                     1,783,250      1,200,000
                                                      ===========     ==========



The accompanying notes are an integral part of these statements.

                                        CFI Mortgage Inc. and Subsidiaries

                                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                           Years ended December 31, 1997


                                                                                                                          Additional
                                                              Common stock                     Preferred stock             paid-in
                                                        Shares          Amount            Shares         Amount            capital
                                                       --------         ------           --------        ------          -----------
Balance at January 1, 1996
Net income for the year ended December 31, 1996           7,500          $ 7,500                                         $1,234,673
                                                      ---------          -------                                         ----------

Balance at December 31, 1996                              7,500            7,500                                          1,234,673

Distribution of investment in 430 Carroll
   Street, Inc. to stockholders at March 26,
   1997 (Note 5)
Exchange of shares of CFI Mortgage Corp.
   for shares of CFI Mortgage Inc.                    1,192,500            4,500                                             (4,500)
Issuance of common stock on May 27,
   1997 as a result of a public offering less
   expenses of the offering of $1,199,475             1,000,000           10,000                                          3,790,525
Issuance of preferred stock on December 3,
   1997 as a result of a private placement
   less expenses of the offering of $178,247                                               2,060           $21            1,821,732
Accretion of preferred stock discount                                                                                       150,000
Net loss for the year ended December 31, 1997
                                                      ---------          -------           -----           ---           ----------

Balance at December 31, 1997                          2,200,000          $22,000           2,060           $21           $6,992,430
                                                      =========          =======           =====           ===           ==========



                                                      Retained
                                                      earnings
                                                      (deficit)         Total
                                                     ----------     ----------

Balance at January 1, 1996                          $  (144,025)     $1,098,148
Net income for the year ended December 31, 1996         311,226         311,226
                                                    -----------     -----------

Balance at December 31, 1996                            167,201       1,409,374

Distribution of investment in 430 Carroll
   Street, Inc. to stockholders at March 26,
   1997 (Note 5)                                       (175,224)       (175,224)
Exchange of shares of CFI Mortgage Corp.
   for shares of CFI Mortgage Inc.
Issuance of common stock on May 27,
   1997 as a result of a public offering less
   expenses of the offering of $1,199,475                             3,800,525
Issuance of preferred stock on December 3,
   1997 as a result of a private placement
   less expenses of the offering of $178,247                          1,821,753
Accretion of preferred stock discount                  (150,000)
Net loss for the year ended December 31, 1997        (5,392,501)     (5,392,501)
                                                    -----------      ----------

Balance at December 31, 1997                        $(5,550,524)     $1,463,927
                                                    ===========      ==========

The accompanying notes are an integral part of this statement.

                       CFI Mortgage Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Years ended December 31, 1997 and 1996

                                                                                                      1997                   1996
                                                                                                   ----------             --------
Cash flows from operating activities
    Net (loss) income                                                                              $(5,392,501)            $311,226
                                                                                                  ------------         ------------
    Adjustments to reconcile net (loss) income to net cash (used in)
       provided by operating activities
         Depreciation and amortization                                                                 181,681               34,444
         Provision for doubtful accounts                                                               432,000               72,957
         Provision for deferred tax credit                                                            (558,000)
         Write-down of land and investment to fair market value                                        150,511
         (Increase) decrease in assets and liabilities
           Interest receivable                                                                        (621,751)
           Mortgage loans held for sale                                                            (36,478,571)
           Other current assets                                                                        313,921             (341,969)
           Miscellaneous receivables                                                                   (54,375)            (103,638)
           Prepaid expenses                                                                           (222,918)              16,486
           Deposits                                                                                   (118,980)             (10,155)
           Accounts payable, accrued expenses and other current liabilities                          3,021,061              (10,335)
                                                                                                  ------------         ------------
                                                                                                   (34,105,932)            (191,699)
                                                                                                  ------------         ------------
         Net cash (used in) provided by operating activities                                       (39,498,433)             119,527
                                                                                                  ------------         ------------
Cash flows from investing activities
    Expenditures for property and equipment                                                           (594,893)            (121,693)
    Payments for related party receivable                                                              (92,615)
                                                                                                                       ------------
         Net cash used in investing activities                                                        (687,508)            (121,693)
                                                                                                  ------------         ------------
Cash flows from financing activities
    Warehouse borrowings                                                                            35,463,034
    Proceeds from issuance of common stock                                                           3,920,525
    Proceeds from issuance of preferred stock                                                        1,821,753
    Cash overdraft                                                                                    (121,449)             385,858
    Proceeds from long-term debt                                                                       377,839              179,584
    Payments for long-term debt                                                                       (215,230)
    Decrease in due to officers                                                                       (361,918)
    Payments for deferred offering costs                                                              (120,000)
                                                                                                  ------------         ------------
         Net cash provided by financing activities                                                  41,246,472               83,524
                                                                                                  ------------         ------------
         NET INCREASE IN CASH AND CASH EQUIVALENTS                                                   1,060,531               81,358
Cash and cash equivalents at beginning of year                                                         644,685              563,327
                                                                                                  ------------         ------------
Cash and cash equivalents at end of year                                                            $1,705,216             $644,685
                                                                                                  ============         ============

Supplemental disclosures of cash flow information:
    Cash paid during the year for
       Income taxes                                                                               $      - 0 -         $      - 0 -
                                                                                                  ============         ============
       Interest                                                                                   $  1,555,502         $    910,975
                                                                                                  ============         ============

Supplemental schedules of non-cash investing and financing activities:
    Dividend paid by transfer of investment in 430 Carroll Street, Inc.                           $    175,224
                                                                                                  ============
    Capital asset and lease obligation additions                                                  $    579,047
                                                                                                  ============

The accompanying notes are an integral part of these statements

                       CFI Mortgage Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1996



NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

     a.   Organization

          Creative Industries, Inc. was incorporated in the State of Florida in April 1989, and operates as a licensed mortgage lender. In October 1990, the Corporation's name was changed to Creative Financing, Inc. and on May 24, 1995 the Corporation's name was changed to CFI Mortgage, Corporation ("CFI Mortgage"). CFI Mortgage Inc. ("CFI") was incorporated in Delaware on March 18, 1997. Immediately prior to the initial public offering (see Note 12), the existing stockholders of CFI Mortgage contributed all of their shares of CFI Mortgage common stock to CFI in exchange for 1,200,000 shares of common stock of CFI. Through its two wholly-owned subsidiaries, Bankers Direct Mortgage Corporation ("BDMC") and Direct Mortgage Partners Inc. ("DMP"), CFI is engaged in originating, purchasing and selling loans secured primarily by first mortgages on one- to four-residential properties and purchasing and selling servicing rights associated with such loans. The loans are both conventional conforming loans (originated and sold through BDMC) and nonconforming loans (originated and sold through
          DMP). Significant intercompany accounts and transactions have been eliminated in consolidation.

     b.   Geographic Concentration

          BDMC is approved by the U.S. Department of Housing and Urban Development/Federal Housing Administration ("FHA") as a nonsupervised mortgagee. Both BDMC and DMP are licensed and registered in approximately 19 states, primarily in the southern United States, as mortgage lenders with approximately 16 branch offices. Approximately 91%, or $234,747,000, of loans were originated and/or sold in the State of Florida. Consequently, CFI's results of operations and financial condition are affected by general trends in the Florida economy and its residential real estate market.

     c.   Revenue Recognition

          Mortgage Loans Held for Sale

          Mortgage loans held for sale in the course of business are stated at the lower of cost or market which approximates fair value (see Note
          3). Management has established a reserve allowance of $450,000 at December 31, 1997 for potential losses on a loan-by-loan basis.

          Gain on Sale

          The gain or loss on sales of mortgage loans to investors is recognized upon purchase of the loan by the investor. In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and

          Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), which was effective for transactions occurring after December 31, 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and Extinguishments of liabilities. This statement also provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of SFAS No. 125 on January 1, 1997, did not have a material effect on the Company's financial statements.

          Origination Fees

          CFI accounts for origination fee income on mortgages held for sale in conformity with Statement of Financial Accounting Standards No. 91. This statement requires that origination fees be offset by their direct loan costs and the net deferred income be recognized over the life of the loan.

     d.   Cash and Cash Equivalents

          Cash and cash equivalents include time deposits and highly liquid investments with original maturities of three months or less.

          CFI invests its cash in high-quality financial institutions, which at times may be in excess of Federal Deposit Insurance Corporation insurance limits. CFI has not incurred any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

     e.   Property and Equipment

          Property and equipment are stated at cost less accumulated depreciation and amortization. CFI's policy is to provide for depreciation and amortization over their estimated useful lives ranging between three to seven years as a charge to operations at accelerated rates. Expenditures for maintenance, repairs and minor renewals are charged to operations; expenditures for betterments are charged to the property accounts. Upon retirement or other disposition of property and equipment, the carrying value and related accumulated depreciation and amortization are removed from the accounts.

     f.   Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     g.   Income Taxes

          The Company complies with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts, based on the enacted tax laws and rates to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount to be realized.

     h.   Earnings (Loss) Per Common Share

          Earnings (loss) per common share are based on the weighted average number of common shares outstanding. In March 1997, the Financial Accounting Standards Board issued Statement No. 128 ("SFAS 128"), "Earnings Per Share," which requires dual presentation of basic and diluted earnings per share on the face of the statements of operations. Basic earnings (loss) per share excludes dilution and is computed by dividing income available to common stockholders less $150,000 for discount accretion (see Note 12) by the weighted-average common shares outstanding for the period. Diluted earnings (loss) per share reflect the potential dilution that could occur if preferred stock contracts, options and warrants were to be exercised or converted or otherwise resulted in the issuance of common stock that then shared in the earnings of the entity. The Company adopted SFAS 128 for the year ended December 31, 1997.

          Since the effect of outstanding options, warrant and preferred stock conversions is antidilutive, it has been excluded from the computation of earnings (loss) per common share.

     i.   Reclassification

     Certain revenues and expenses for 1996 have been reclassified to conform to the 1997 presentation.

NOTE 2 - INTEREST RECEIVABLE

     Interest earned on mortgages held for sale from origination to date of sale is recognized as earned. Interest receivable of $621,751 at December 31, 1997 represents interest earned on mortgages held for sale.

NOTE 3 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments as of December 31, 1997 is made by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or methodologies may have a material effect on the estimated fair value amounts. The amounts listed below as of December 31, 1997 are in thousands.

                                                        Carrying       Estimated
                                                         amount       fair value
                                                        --------      ----------

Assets
    Mortgage loans held for sale                         $36,047        $37,998

Liabilities
    Warehouse finance facilities                         $35,463        $35,463
    Long-term debt                                       $   921        $   921

     The fair value estimates as of December 31, 1997 are based on pertinent information available to management as of December 31, 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following describes the methods and assumptions used by the Company in estimating fair values.

     Mortgage loans held for sale - Fair value is estimated using the quoted market prices from investors and commitments to purchase loans on a non-servicing basis.

     Warehouse finance facilities and long term-debt - Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

NOTE 4 - PROPERTY HELD FOR SALE

     CFI acquired a parcel of land in Florida which it intended to develop. As the cost of the land exceeded its fair value of $207,500 by $45,735, the statement of operations for 1996 reflects a charge of $45,735 to reflect the asset's fair value at December 31, 1996.

NOTE 5 - INVESTMENT IN 430 CARROLL STREET, INC.

     In 1992, CFI Mortgage issued 5,000 shares of its common stock in exchange for 40% of the capital stock of 430 Carroll Street, Inc., a land holding corporation which was owned by the CEO of CFI Mortgage. The basis of the 40% interest is $280,000. In December 1996, management determined to divest itself of this investment. In February 1997, an appraisal of the corporation's land revealed that CFI's investment had been impaired and the investment's fair market value was $175,224. The accompanying financial statements reflect a charge to operations of $104,776 in 1996 to record the investment at its appraised fair market value at December 31, 1996.

     On February 1, 1997, the Board of Directors approved a dividend of CFI's undistributed Subchapter S earnings in the amount of $175,224, which was paid through the transfer of title of this 40% stock interest to certain stockholders.

NOTE 6 - RELATED PARTY TRANSACTIONS

     In February 1996, the Company acquired a 49% interest for $5,000 in a corporation which performed title searches for the Company. An officer of the Company effectively owns 25% of this affiliate. The Company paid fees of $20,000 in 1996 to this entity. The Company's $5,000 investment was charged to operations in 1996. Such fees were regulated by the State of Florida Office of Insurance Commission. Another officer of the Company acquired a 49% interest in a corporation in 1996 which performed $82,500 of appraisal services for the Company in 1996. In January 1997, both of these entities ceased operations.

     The Company has made advances to three officers aggregating approximately $83,000 as of December 31, 1997. The advances are non-interest-bearing and are due on demand and included in due from related parties.

NOTE 7 - LONG-TERM DEBT

     In 1997, CFI acquired certain property and equipment assets partially financed through various bank notes. The notes are collateralized by the equipment purchased. The Company also leases certain office equipment under various capital leases. The economic substance of the leases is that the Company is financing the acquisition of the assets through the leases. At December 31, 1997, the balances payable under the notes and leases are as follows:

     Bank notes payable in equal monthly installments
         of $4,310; interest rates ranging from 6.875% to 11%.          $175,526
     Various capitalized lease obligations                               545,714
                                                                         -------

                                                                         721,240
     Less portion payable in one year                                    166,495
                                                                         -------

     Long-term debt payable                                             $554,745
                                                                        ========
Annual maturities of long-term debt are as follows:

                1998                                   $166,495
                1999                                    184,201
                2000                                    164,901
                2001                                     81,631
                2002                                     83,088
                Thereafter                               40,924
                                                       --------

                                                       $721,240
                                                       ========

     In addition, included in current maturities of long-term debt is a bank note payable of $200,000 bearing interest at the bank's prime rate plus 1% and is due on demand. The note is collateralized by certain mortgages held for sale, aggregating $252,000.

NOTE 8 - ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accounts payable, accrued expenses and other current liabilities at December 31, 1997 are comprised of the following:

         Accrued expenses                                  $  803,531
         Accounts payable                                     572,645
         Accrued interest                                     800,190
         Accrued commissions and payroll                      708,375
         Other                                                592,322
                                                           ----------

                                                           $3,477,063
                                                           ==========

     NOTE 9 - COMMITMENTS, CONTINGENCIES AND REVENUE FROM MAJOR CUSTOMER

     a.   Warehouse Lines of Credit

          CFI has warehouse lines of credit from two financial institutions aggregating $100,000,000 which were entered into in June and November 1997 and expire one year from their inception. The warehouse lines of credit are used for short-term financing of mortgages held for sale and are collateralized by the underlying mortgages held for sale. At December 31, 1997, CFI had outstanding borrowings of $9,428,971 and $26,034,063 under these agreements. Interest on the outstanding borrowings is based upon the Federal funds rate and LIBOR rate, respectively, plus .5 % to 3 %, (approximately 7.5 % at December 31,
          1997) and interest expense was $565,798 and $171,426, respectively, pursuant to these agreements for the year ended December 31, 1997. CFI has violated certain covenants in these agreements including net equity, cash flows and certain ratios. CFI has obtained waivers for these violations from the two financial institutions through April 30, 1998.

          The financial institutions expect to renew these lines under terms which the Company can reasonably meet over the next year. In addition, the Company has in place available unused financing sources which management believes are adequate to operate the business at current levels of operations for the next year.

     b.   Mortgage Purchase Agreements and Revolving Purchase Facilities

          In its normal course of business, CFI has entered into various mortgage purchase agreements and two revolving purchase agreements with various banks and investors. Under these mortgage purchase agreements, the banks and investors purchase mortgages held for sale from CFI without recourse.

          Under the revolving repurchase agreements, CFI sells mortgage loans, subject to certain warranties as defined, to two financial institutions that have a takeout commitment from an investor. The mortgage loans that CFI has sold to these financial institutions which have yet to be closed with the investor by December 31, 1997 were $14,407,489 and $4,463,625, respectively, at December 31, 1997. In addition, CFI earns an additional 150 basis points when the loans close with the investor. This broker fee is recorded as revenue upon closing with the investor.

          Included in commissions and fees revenue is approximately $2,239,000 (27% total revenue) earned from one of the financial institutions with a revolving purchase agreement with the Company.

     c.   Leases

          CFI leases its corporate headquarters, loan office facilities and certain office equipment under various operating leases. The office leases generally require CFI to pay certain escalation costs for real estate taxes, operating expenses, usage and common area charges. Rent expense for real property leases charged to operations in 1997 and 1996 was $651,374 and $403,786, respectively, and $220,032 and
          $162,894, respectively, for equipment leases.

          Minimum future rental payments under noncancellable operating leases having remaining terms in excess of one year as of December 31, 1997 are as follows:

                                                                  Capitalized
                                                 Operating           lease
                                                  leases          obligations
                                                  ------          -----------
          Years ending December 31,
              1998                                $1,331,201         $221,642
              1999                                 1,094,477          221,642
              2000                                   894,263          183,612
              2001                                   287,283           77,441
              2002                                    48,808           42,949
                                                  ----------         --------

          Total minimum future payments           $3,656,032          747,286
                                                  ==========
          Less amount representing interest                           201,572
                                                                     --------

                                                                     $545,714
                                                                     ========

     d.   Legal Proceedings

          The Company is a party to various legal proceedings arising in the ordinary course of its business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on the results of operations or financial condition of the Company.

     e.   Employment Contracts

          The Company has entered into several employment contracts with certain officers and employees which expire between 1998 and 2002.

NOTE 10 - SUPPLEMENTAL PRO FORMA INFORMATION (UNAUDITED)

     CFI Mortgage and its stockholders had elected S Corporation status for Federal income tax reporting purposes. Under this election, the individual stockholders reported all of the corporation's income and expenses on their personal income tax returns and were liable for all taxes thereon for the year ended December 31, 1996. Simultaneously with the exchange, CFI terminated its S Corporation status. The following gives pro forma effect to CFI's statements of operations for 1996 as if CFI and its stockholders had not elected S Corporation status for the year ended December 31, 1996.

     Historical net income, as reported                                $311,226
     Provision for income taxes                                         109,989
                                                                       --------
     Pro forma net income                                              $201,237
                                                                       ========
     The provision for income taxes is comprised of
         Current payable                                               $167,283
         Deferred                                                       (57,294)
                                                                       --------
                                                                       $109,989
                                                                       ========

     In 1996, the deferred tax credit arises from the timing differences of the allowance for doubtful accounts and the write-downs in carrying values of the investment in 430 Carroll Street, Inc. and property held for sale.

     A reconciliation of the statutory income tax to pro forma effective rate at December 31, 1996 is as follows:

     Federal statutory rate                                                34.0%
     Nondeductible items                                                    1.3
                                                                           ----
     Effective tax rate                                                    35.3%
                                                                           ====

     Pro forma  net  income  per share  (unaudited)  was  computed  by using the
     weighted   average  number  of  shares   outstanding   during  each  period
     retroactively reflecting the exchange.

NOTE 11 - INCOME TAXES

     The Company and all of its subsidiaries file a consolidated Federal income tax return. Income tax expense is allocated pursuant to the separate tax return attributes of each subsidiary. The

     Company's deferred Federal and state income tax asset is comprised of a benefit of a net operating loss carryforward of approximately $6,000,000 which expires in 2018 and is based on the 37.5% net federal and state income tax rate currently in effect:

                                                                         1997
                                                                         ----

     Net operating loss carryforward                                  $2,231,000
                                                                      ==========
     Valuation allowance                                              $1,673,000
                                                                      ==========
     Deferred tax asset                                               $  558,000
                                                                      ==========

     For the year ended December 31, 1997, the Federal statutory tax rate and the Company's effective rate differ due to the valuation allowance on the deferred tax asset. Although the Company has incurred a tax loss in 1997, management believes that it is more likely than not that it will generate taxable income sufficient to realize a portion of the tax benefit associated with net operating loss carryforwards prior to their expiration. If the Company is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a charge to expense. However, if the Company achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance will be reduced through a credit to income.

NOTE 12 - STOCKHOLDERS' EQUITY

     On May 30, 1997, CFI completed the initial public offering of 1,000,000 shares of its Common Stock at $5 per share. The net proceeds from the offering, after deducting underwriting discounts and commissions and offering expenses, aggregated $3,800,525. In connection with the offering, CFI granted the underwriter warrants to purchase 100,000 shares of Common Stock at an exercise price of $6 per share. The warrants are exercisable for a period of four years commencing May 1998.

     On December 3, 1997, CFI issued and sold 2,000 shares of 8% Convertible Preferred Stock, $.01 par value, at $1,000 per share in a private placement. The net proceeds from the sale, after deducting selling and other related expenses, aggregated $1,821,753. The Preferred Stock is convertible for two years into Common Shares at a price equal to 85% of the five-day average bid prices immediately prior to the conversion date. The discount on the conversion price is accounted for as a charge against retained earnings and is amortized over the non-convertible period. Included in the statement of changes in stockholders' equity for the year ended December 31, 1997 is a charge of $150,000 pursuant to the conversion discount. On March 3, 1998, 500 shares of the Preferred Stock, plus accrued dividends of approximately $10,000 were converted into 105,467 of Common Shares.

     In connection with the preferred stock transaction, the Company granted warrants to purchase 240,000 shares of common stock at an exercise price of $8.50 per share. The warrants are exercisable until September 17, 2001. In addition, the Company issued 60 shares of Preferred Stock with identical terms as payment for fees for the private placement. The cost is included in the net proceeds from the transaction and will be amortized over the non-conversion term.

NOTE 13 - STOCK OPTIONS

     The Company adopted a 1997 Stock Option Plan, effective May 27, 1997 whereby the Company may grant incentive and nonqualified options to eligible participants that vest in accordance with a vesting schedule, determined in the sole discretion of the Compensation Committee of the Company's Board of Directors. The 1997 Stock Option Plan provides for the issuance of options with a term of 10 years. All of the options have an exercise price equal to or greater than the fair market value of the stock at grant date. The options granted in fiscal 1997 vest 100% at the grant date or ratably over a period of two years beginning on the first anniversary of the date of grant. A summary of the Company's 1997 Stock Option Plan as of December 31, 1997, and changes during the year then ended are as follows:

                                                    Option          Option price
                                                    shares             range
                                                    ------             -----

     Outstanding at beginning of year
         Granted                                     80,000         $5.00 - 9.81
         Exercised                                       --
         Forfeited                                       --
                                                     ------         ------------

         Outstanding at end of year                  80,000         $5.00 - 9.81
                                                     ======         ============

     The number of options exercisable at December 31, 1997 was 70,000. The weighted-average fair value of options granted during 1997 was $7.39.

     The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in fiscal 1997: a dividend yield of 0%; a risk-free interest rate range of 6.57% to 6.96%; an expected life of ten years for all grants; and a volatility range from 66% to 70%.

     Options outstanding as of December 31, 1997 are summarized below:

                                                    Options outstanding                            Options exercisable
                                                           Weighted                           --------------------------
                                                            average        Weighted                             Weighted
                                                           remaining        Average                              average
                Ranges of               Number            contractual      Exercise             Number          exercise
             exercise prices          outstanding            life            Price            Exercisable         price
             ---------------          -----------            ----            -----            -----------         -----

             $5.00 to $  7.50          40,000               9.41              $5.00            40,000            $5.00
             $7.75 to $10.00           40,000               9.42               9.78            30,000             9.81
              --------------           ------               ----               ----            ------             ----

             $5.00 to $10.00           80,000               9.80              $7.39            70,000            $7.06
              ==============           ======               ====               ====            ======             ====

     The  Company  applies  APB  Opinion  25  and  related   interpretations  in
     accounting for the Plan.

     Had the compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS 123, the Company's pro forma net income and pro forma net loss per common share for the year ended December 31, 1997 would approximate the amounts below:

                                                    As reported      Pro forma
                                                    -----------      ---------

     Net loss plus discount accretion of $150,000   $(5,542,501)    $(5,961,135)

     Net loss per common share                           $(3.11)         $(3.34)

     In February 1998, the Board of Directors approved a recommendation from the Company's Compensation Committee to amend the 1997 Stock Option Plan to allow for the issuance of up to 450,000 options. In addition, the Company has granted an additional 283,250 options during 1997 subject to the approval of the amendment to the 1997 Stock Option Plan by the Company's stockholders.

NOTE 14 - FOURTH QUARTER ADJUSTMENT (UNAUDITED)

During the fourth quarter of 1997, the Company recorded an adjustment of $2,400,000 (unaudited) reversing revenues recognized in the third quarter of 1997.

                       CFI MORTGAGE INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1998

                                   (Unaudited)

                       CFI Mortgage Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                     ASSETS
                                                                  March 31, 1998
                                                                  --------------
 CURRENT ASSETS
 Cash and cash equivalents                                           $   757,397
 Interest receivable                                                     712,741
 Mortgage loans held for sale (net of allowance of $483,892)          37,277,275
 Miscellaneous receivables                                               137,575
 Prepaid expenses                                                        261,995
 Due from related parties                                                 99,805
 Other current assets                                                    696,808
                                                                     -----------

 Total current assets                                                 39,943,596

 PROPERTY AND EQUIPMENT
 Furniture and equipment                                               1,586,343
 Automobile                                                               99,047
                                                                     -----------

                                                                       1,685,390
 Less accumulated depreciation and amortization                          340,541
                                                                     -----------

               Total property and equipment                            1,344,849
                                                                     -----------

 OTHER ASSETS
 Property held for sale                                                  207,500
 Deposits                                                                160,692
 Deferred tax asset                                                      558,000
                                                                     -----------

               Total other assets                                        926,192
                                                                     -----------

                                                                     $42,214,637
                                                                     ===========

The accompanying notes are an integral part of this statement

                       CFI Mortgage Inc. and Subsidiaries

                                   (Unaudited)


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                        March 31, 1998
                                                                        --------------
CURRENT LIABILITIES
     Warehouse finance facilities                                        $ 36,758,165
     Cash overdraft
     Current maturities of long-term debt                                     380,123
     Accounts payable, accrued expenses and other
         current liabilities                                                3,267,454
                                                                         ------------

           Total current liabilities                                       40,405,742
                                                                         ------------

LONG-TERM LIABILITIES
     Long-term debt, less current maturities                                  728,854
                                                                         ------------

           Total liabilities                                               41,134,596
                                                                         ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
     Common Stock, $.01 par value; authorized,
         20,000,000; issued and outstanding,
         2,305,467 shares                                                      23,055
     Preferred Stock, $.01 par value; authorized,
         10,000,000; issued and outstanding
         1,560 shares, voting, liquidation preference $1,000 per share             16
     Additional paid-in capital                                             7,141,380
     Retained earnings (deficit)                                           (6,084,410)
                                                                         ------------

           Total stockholders' equity                                       1,080,041
                                                                         ------------

                                                                         $ 42,214,637
                                                                         ============



   The accompanying notes are an integral part of this statement.

                       CFI Mortgage Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                                                     For the Three Months Ended
                                                                                                March 31,
                                                                                                ---------
                                                                                                  1998                      1997
                                                                                                  ----                      ----
Revenues
     Commissions and fees                                                                     $ 4,267,271               $ 1,513,125
     Interest                                                                                   1,313,409                    21,092
                                                                                              -----------               -----------


                                                                                                5,580,680                 1,534,217
                                                                                              -----------               -----------
Expenses
     Selling                                                                                    1,986,197                   672,800
     General and administrative                                                                 2,911,067                   913,852
     Interest                                                                                   1,037,302
                                                                                              -----------                -----------
                                                                                                                             42,547
                                                                                                5,934,566                 1,629,199

         Net loss before income tax credit                                                       (353,886)                  (94,982)

         Provision for income taxes                                                           ___________               ____________

                  NET INCOME (LOSS)                                                           $  (353,886)              $   (94,982)
                                                                                              ===========               ===========


Basic EPS calculation

Net loss                                                                                        $(353,886)
Less: Preferred stock dividend                                                                    (30,000)
      Preferred stock discount                                                                   (150,000)
                                                                                              -----------
Loss available for common stockholders                                                        $  (533,886)
                                                                                              ===========


   Dates                                    Shares            Fraction of                        Weighted
Outstanding                               Outstanding            Period                       Average Shares
-----------                               ------------        -----------                     --------------
Period
--- --
January 1 - March 2                       2,200,000                2/3                          1,466,667
Issuance of common
    Stock on March 3                        105,467
                                          ---------
March 3 - March 31                        2,305,467                1/3                            768,489
                                          =========                                             ----------
Weighted-average shares                                                                         2,235,156
                                                                                                =========

         Basic loss per share                                                                   $   (0.24)
                                                                                                =========
Pro forma information
     Pro forma net loss
         Historical net loss                                                                                            $   (94,982)
         Pro forma provision (credit) for income taxes
                                                                                                                        $   (31,309)

              Pro forma net loss                                                                                        $   (63,673)
                                                                                                                        ============

Pro forma per share data
     Pro forma net loss per share                                                                                       $     (0.05)
                                                                                                                        ============

Weighted average shares outstanding                                                             2,235,156                 1,200,000

The accompanying notes are an integral part of these statements.

                       CFI Mortgage Inc. and Subsidiaries

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                   (Unaudited)

                    For the Three Months Ended March 31, 1998


                                                             Common Stock                    Preferred Stock              Additional
                                                       -----------------------            ---------------------           Paid-in
                                                       Shares           Amount            Shares         Amount           Capital
                                                       ------           ------            ------         ------           -------

Balance at December 31, 1997                         2,200,000           $22,000           2,060        $      21        $6,992,430


Accretion of preferred stock discount                                                                                       150,000

Conversion of  preferred stock on March 3, 1998        105,467             1,055            (500)              (5)           (1,050)

Preferred Stock Dividends

Net loss for the three months ended March 31, 1998   _________          ________      __________        _________        __________



Balance at March 31, 1998                            2,305,467          $ 23,055           1,560        $      16        $7,141,380
                                                     =========          ========      ==========        =========        ==========

                                                     Retained
                                                     Earnings
                                                     (Deficit)          Total
                                                     ---------          -----

Balance at December 31, 1997                        (5,550,524)      $1,463,927

Accretion of preferred stock discount                 (150,000)

Conversion of  preferred stock on March 3, 1998

Preferred Stock Dividends                              (30,000)         (30,000)

Net loss for the three months ended March 31, 1998
                                                      (353,886)        (353,886)
                                                    ----------       ----------
Balance at March 31, 1998                           (6,084,410)      $1,080,041
                                                    ===========      ==========

The accompanying notes are an integral part of this statement.

                       CFI Mortgage Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                                      For the Three Months Ended
                                                                                                              March 31,
                                                                                                   ================================
                                                                                                       1998                 1997
                                                                                                       -----                ----
Cash flows from operating activities:
     Net loss                                                                                      $  (353,886)         $   (94,982)
                                                                                                   -----------          -----------

     Adjustments to reconcile net loss to net cash
       Used in operating activities
         Depreciation and amortization                                                                  68,404               10,651
         Provision for doubtful accounts                                                                53,084
         (Increase) decrease in operating assets:
           Interest receivable                                                                         (90,990)              90,866
           Mortgage loans held for sale                                                             (1,283,788)
           Miscellaneous receivables                                                                    18,268              (20,592)
           Prepaid expenses                                                                             12,216               32,439
           Other current assets                                                                       (128,143)
           Deposits                                                                                      6,538                1,779
         Increase (decrease) in operating liabilities:
           Accounts payable, accrued expenses and other current liabilities                           (239,609)            (265,697)
                                                                                                   -----------          -----------
                                                                                                    (1,584,020)             150,554
                                                                                                   -----------          -----------
         Net cash used in operating activities                                                      (1,937,906)            (245,536)
                                                                                                   -----------          -----------

Cash flows from investing activities
     Expenditures for property and equipment                                                          (189,131)              (7,907)
     Proceeds (payments) for related party receivable                                                    5,759              (68,516)
                                                                                                   -----------          -----------
         Net cash used in investing activities                                                        (183,372)             (76,423)
                                                                                                   -----------          -----------

Cash flows from financing activities
     Warehouse borrowings                                                                            1,295,131
     Decrease in Cash overdraft                                                                       (264,409)             (96,167)
     Proceeds from long-term debt                                                                      261,155              155,000
     Payments for long-term debt                                                                      (118,418)            (139,348)
     Payments for deferred offering costs                                                                                   (25,000)
                                                                                                   -----------          -----------
         Net cash provided by (used in) financing activities                                         1,173,459             (105,515)
                                                                                                   -----------          -----------
         NET DECREASE IN CASH AND CASH EQUIVALENTS                                                    (947,819)            (427,474)
         Cash and cash equivalents at beginning of year                                              1,705,216              644,685
                                                                                                   -----------          -----------
         Cash and cash equivalents at end of period                                                $   757,397          $   217,211
                                                                                                   ===========          ===========

Supplemental disclosures of cash flow information:
     Cash paid during the period for
         Income taxes                                                                         $         - 0 -      $          - 0 -
                                                                                              ================     ================
          Interest                                                                            $        972,229     $         21,092
                                                                                              ================     ================
Supplemental schedules of non-cash investing and financing activities:
     Dividend paid by transfer of investment in 430 Carroll Street, Inc.                      $              -     $        175,224
                                                                                              ================     ================
     Conversion of 500 shares of preferred stock to 105,467 shares of common                  $          - 0 -     $          - 0 -
                                                                                              ================     ================
     stock                                                                                    $         -  0 -     $          - 0 -
                                                                                              ================     ================
     Capital asset and lease obligation additions                                             $         45,000     $          - 0 -
                                                                                              ================     ================


        The accompanying notes are an integral part of these statements.

                       CFI MORTGAGE INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1998
                                   (Unaudited)


NOTE 1 - GENERAL

     A.   Organization

          Creative Industries, Inc. was incorporated in the State of Florida in April 1989, and operates as a licensed mortgage lender. In October 1990, the Corporation's name was changed to Creative Financing, Inc. and on May 24, 1995 the Corporation's name was changed to CFI Mortgage Corporation ("CFI Mortgage"). CFI Mortgage Inc. ("CFI" or "Company") was incorporated in Delaware on March 18, 1997. Immediately prior to the Company's initial public offering on May 27, 1997, the existing stockholders of CFI Mortgage contributed all of their shares of CFI Mortgage common stock to CFI in exchange for 1,200,000 shares of CFI common stock.

     B.   Business

          Through its two wholly-owned subsidiaries, Bankers Direct Mortgage Corporation ("BDMC") and Direct Mortgage Partners Inc. ("DMP"), CFI is engaged in originating, purchasing and selling loans secured primarily by first mortgage on one to four unit residential properties and purchasing and selling servicing rights associated with such loans. The loans are both conventional conforming loans (originated and sold through BDMC) and nonconforming loans (originated and sold through
          DMP). Significant intercompany accounts and transactions have been eliminated in consolidation.

     C.   Geographic Concentration

          BDMC is approved by the U.S. Department of Housing and Urban Development/Federal Housing Administration ("FHA") as a nonsupervised mortgagee, by the Veteran's Administration as a VA Automatic Lender and an approved FNMA Seller / Servicer. BDMC is licensed and registered to do business in 24 states with licensing in process in an additional 10 states. DMP operates through its nine regional offices. A reduction in geographic concentration occurred in the first quarter of 1998 with Florida production accounting for only 54.3% of total BDMC and DMP loan production as compared to 100% Florida production during the first quarter of 1997. While CFI's results of operations and financial condition remain sensitive to general trends in the Florida economy and its residential real estate market, this dependency is being reduced to a more acceptable level of risk.

     D.   Basis of Presentation

          The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instruction of Form 10-QSB and Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statement presentation. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of the results for the interim period have been included. Operating results for the quarter ended March 31, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1998.

          The consolidated financial statements of the Company include the accounts of all wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

NOTE 2 - LONG TERM DEBT

          In 1997, CFI acquired certain property and equipment assets partially financed through various bank notes. The equipment purchased collateralized the notes. The Company also leases certain office equipment under various capital leases. The economic substance of the leases is that the Company is financing the acquisition of the assets through the leases. At March 31, 1998, the balances payable under the notes and leases are as follows:

          Bank notes payable in equal monthly installments
            of $4,310; interest rates ranging from 6.875% to 11%        $166,511
          Various capitalized lease obligations                          802,466
                                                                        --------

                                                                         968,977
          Less portion payable in one year                               240,123
                                                                        --------

          Long-term debt payable                                        $728,854

          Annual maturities of long-term debt are as follows:

                    Remainder of 1998                             177,505
                                 1999                             261,937
                                 2000                             252,633
                                 2001                             139,569
                                 2002                              56,855
                           Thereafter                              80,478
                                                                 --------
                                                                 968,977
                                                                 =======

         In addition, included in current maturities of long-term debt is a bank note payable of $140,000 bearing interest at the bank's prime rate plus 1% and is due on demand. The note is collateralized by certain mortgage held for sale, aggregating $195,711.

NOTE 3 - RELATED PARTY TRANSACTIONS

         In February 1996, the company acquired a 49% interest for $5,000 in a corporation that performed title searches for the Company. An officer of the company effectively owns 25% of this affiliate. The company paid fees of $20,000 in 1996 to this entity. The company's $5,000 investment was charged to operations in 1996. Such fees were regulated by the State of Florida Office of Insurance Commission. Another officer of the Company acquired a 49% interest in a corporation in 1996 that performed $82,500 of appraisal services for the Company in 1996. In January 1997, both of these entities ceased operations.

          The Company has made advances to three officers aggregating approximately $83,000 as of December 31, 1997. An additional $4,671 was advanced in the first quarter ended March 31, 1998. The advances are non-interest bearing and are due on demand and included in due from related parties.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

     a.   Warehouse lines of credit

          Warehouse lines of credit are used for short-term financing of mortgages held for sale and are collateralized by the underlying mortgages held for sale. CFI has warehouse lines of credit from two financial institutions aggregating $85 million at March 31, 1998. At March 31, 1998, the utilized and outstanding balance on these facilities totaled $36.8 million and carried interest rates based on LIBOR plus a margin of 125 to 150 basis points or Fed Funds plus a margin of 175 to 250 basis points. Interest expense from utilization of these two facilities was $897,128 for the quarter ended March 31, 1998.

          At December 31, 1997 the Company was in violation of several financial covenants with its two warehouse lenders. Both lenders issued waivers of the default through April 30, 1998 and have been conducting ongoing negotiations as necessary to amend the warehouse borrowing agreements. The Company determined that it could operate at its current funding levels with lesser warehouse availability, so it requested and was granted a reduction to $25 million in one of these facilities subsequent to the end of the first quarter of 1998. That same lender subsequently extended the current borrowing arrangement until July 31, 1998 under new terms and conditions which are financially less favorable to the Company.

          The other warehouse lender continues to review the operations of the Company and consider an appropriate relationship structure from which to go forward. Although the original extension to April 30, 1998 has expired, the lender continues to advance funds to the Company as needed to fund its mortgage lending and purchase activity. Based on a verbal understanding between the Company and this lender made subsequent to the end of the first quarter, the Company has agreed not to draw down more than $35 million of the $50 million facility until such time as the new terms are finalized. This temporary limitation of borrowing ability is not expected to have an adverse effect on the Company's operations. Management believes that this facility will also be renewed and extended under terms that the Company can reasonably meet over the remainder of 1998.

     b.   Mortgage Purchase Agreements and Revolving Purchase Facilities

          In its normal course of business, CFI has entered into various mortgage purchase agreements and two revolving purchase agreements with various banks and investors. Under these mortgage purchase agreements, the banks and investors purchase mortgages held for sale from CFI without recourse.

          Under the revolving repurchase agreements, CFI sells mortgage loans, subject to certain warranties as defined, to two financial institutions that have a takeout commitment from an investor. The mortgage loans that CFI has sold to these financial institutions which are pending settlement with takeout investors at March 31, 1998 totaled $20,611,605. The sales price to the takeout investors carries an additional 150 basis points of profit that CFI will recognize when the loans close with the take out investor.

     c.   Leases

          CFI leases its corporate headquarters, loan office facilities and certain office equipment under various operating leases. The office leases generally require CFI to pay certain escalation costs for real estate taxes, operating expenses, usage and common area charges. Rent expense for real property leases charged to operations in the quarter ended March 31, 1998 was $277,203 while equipment rental and lease expenses during the same period was $81,773.

          Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of March 31, 1998 are as follows:

                                                                                                Capitalized
                                                                      Operating                    Lease
                                                                        Leases                  Obligations
                                                                        ------                  -----------
               Years ending December 31,
               1998                                                   $1,072,118                 $265,233
               1999                                                    1,176,592                  327,251
               2000                                                      953,435                  287,221
               2001                                                      292,213                  141,767
               2002                                                          282                   57,664
                                                                      ----------                 --------

               Total minimum future payments                          $3,543,165                 1,079,136
                                                                      ==========
               Less amount representing interest                                                  276,670
                                                                                                 --------
                                                                                                 $802,466

     d.   Legal Proceedings

          The Company is a party to various legal proceedings arising in the ordinary course of its business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on the results of operations or financial condition of the Company.

     e.   Employment Contracts

          The Company has entered into several employment contracts with certain officers and employees which expire between 1998 and 2002

NOTE 5 - STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

     a.) On May 30, 1997, CFI completed the initial public offering of 1,000,000 shares of its common stock at $5 per share. The net proceeds from the sale, after deducting underwriting discounts and commissions and offering expenses, aggregated $3,800,525. In connection with the offering, CFI granted the underwriter warrants to purchase 100,000 shares of common stock at an exercise price of $6 per share. The warrants are exercisable for a period of four years commencing May 1998.

          On December 3, 1997, CFI issued and sold 2,000 shares of 8% convertible preferred stock, $0.01 par value, at $1,000 per share in a private placement. The net proceeds from the sale, after deducting selling and other related expenses, aggregated $1,821,753. The preferred stock is convertible for two years into common shares at a price equal to 85% of the five-day average bid prices immediately prior to the conversion date. The discount on the conversion price, which was $300,000, is accounted for as a charge against retained earnings and is amortized over the non-convertible period. Included in the statement of changes in stockholders equity are charges of $150,000 in the year ended December 31, 1997 and $150,000 in the quarter ended March 31, 1998 pursuant to the conversion discount. On March 3, 1998, 500 shares of the preferred stock, plus accrued dividends of approximately $10,000 were converted into 105,467 of common shares.

          In connection with the preferred stock transaction, the Company granted warrants to purchase 240,000 shares of common stock at an exercise price of $8.50 per share. The warrants are exercisable until September 17, 2001. In addition, the Company issued 60 shares of preferred stock with identical terms as payment for fees for the private placement. The cost is included in the net proceeds from the transaction and will be amortized over the non-conversion term.

     b.) Earnings per share (EPS) have been presented on a non-dilutive basis. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the earnings of the entity. Since the effect of outstanding warrants, options and preferred stock conversion is antidilutive, it has been excluded from the computation of EPS.

================================================================================

     No dealer, salesperson or other individual has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering covered by this Prospectus. If given or made, such information and representations must not be relied upon as having been authorized by the company or any other person. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy, any of the Securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the company since the date hereof.

                              ---------------------

                                TABLE OF CONTENTS

                                                                           Page

Available Information .....................................................
Forward-Looking Statements ................................................
Prospectus Summary ........................................................
Risk Factors ..............................................................
Reorganization and Termination of S Corporation Status ....................
Use of Proceeds ...........................................................
Dividend Policy ...........................................................
Price Range of the Company's Common Stock .................................
Selected Financial Data ...................................................
Management's Discussion and Analysis of Financial
  Condition and Results of Operations .....................................
Business ..................................................................
Management ................................................................
Principal Stockholders ....................................................
Description of Capital Stock ..............................................
Plan of Distribution ......................................................
Selling Stockholders ......................................................
Legal Matters .............................................................
Experts ...................................................................
Index to Consolidated Financial Statements ................................ F-58







                            __________________, 1998


================================================================================

================================================================================




                                CFI MORTGAGE INC.






















                                   PROSPECTUS












                                __________, 1998



================================================================================

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors, officers, employees and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

     The Company's Certificate of Incorporation provides for indemnification of its officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

     The Company's Certificate of Incorporation eliminates and liability of a director to the Company or its stockholders for monetary damages for breach of such director's fiduciary duties to the Company, except where a director: (a) breaches his or her duty of loyalty to the Company or its stockholders; (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law; (c) authorizes payment of an illegal dividend or a stock repurchase; or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available if (i) a director breaches, or fails to perform, his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitute: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Certificate and Bylaws. The Company's Certificate of Incorporation and Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers, agents or
employees   of  the   Company   to  whom  the   Company   has  agreed  to  grant
indemnification.

Item 25.   Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses to be borne by the Company in connection with the registration, issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All items are estimated except the registration and filing fees.

            SEC registration fee                     $ 2,252
            Printing expenses                        $     0
            Legal fees and expenses                  $25,000
            Accounting fees and expenses             $25,000
            Miscellaneous                            $ 1,748
                                                     -------
            Total                                    $54,000
                                                     =======



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

Item 26.   Recent Sales of Unregistered Securities

     In connection with its formation in April 1989, CFI Mortgage Corporation ("CFI Mortgage") issued, in equal shares, an aggregate of 2,500 shares of common stock to each of Vincent J. Castoro, Christopher C. Castoro and Robert Castoro. Robert Castoro, who is also a son of Vincent C. Castoro, is not currently involved in the business of the Company. In June 1992, CFI Mortgage issued 5,000 shares of common stock to Vincent C. Castoro in exchange for 40% of the capital stock of 430 Carroll Street Inc. ("Carroll Street"). The remaining 60% of the equity interest in Carroll Street continued to be owned by Vincent C. Castoro. In connection with the transfer to CFI Mortgage of the interest in Carroll Street, Mr. Castoro's sons transferred to their father an aggregate of 250 shares of common stock, with the result that Vincent C. Castoro owned 5,250 shares of common stock of CFI Mortgage. Robert Castoro gave his remaining 750 shares to his father when he resigned from CFI Mortgage in 1993. Thereafter, on March 1, 1993, Vincent C. Castoro gave 3,000 shares of common stock to each of Vincent J. Castoro and Christopher C. Castoro. In March 1997, CFI Mortgage Inc. was incorporated in Delaware, and immediately prior to the Offering Vincent J. Castoro and Christopher C. Castoro contributed their 7,500 shares of common stock of CFI Mortgage to the Company in exchange for 1,200,000 shares of Common Stock of the Company. Such securities were issued to a total of four individuals, all of whom at the time of such issuance were officers and employees of the Company, in transactions qualifying for the exemption from registration afforded by Section 4(2) of the Securities Act.

     On  December  3,  1997,  the  Registrant  sold  2,000  shares  of  Series A
Convertible Preferred Stock for $2,000,000 to one institutional investor and issued an additional 60 shares to a broker as partial payment of its commission. The foregoing shares were sold without registration in a transaction qualifying for exemption from registration afforded by Section 4(2) of the Securities Act. In addition, the Company issued 240,000 Warrants with an exercise price of $8.50 to the underwriter of its initial public offering in connection with such transaction in order to secure such firm's contractually required consent. The exercise price of such warrants was subsequently reduced to $6.50.

     On May 18, 1998, the Company issued $1,700,000 principal amount of convertible debentures to a single investor. The investor is committed to purchase a further $500,000 principal amount of such debentures upon the date of this Prospectus. The debentures are due April 30, 2000, bear interest at a rate of 10% per annum (payable in cash or Common Stock at the option of the Company) and are convertible into shares of the Company's Common Stock at a conversion rate equal to the lesser of $9.625 or 85% of the lowest three-day average closing bid price of the Company's Common Stock during the fifteen day period ending on the day prior to conversion. Such conversion price shall be 80% of such market price for conversions subsequent to 240 days following the closing date of May 18, 1998. In addition, the holder may convert only up to one-third of the issue upon the date of this Prospectus, and an additional one-third on each of the 30th and the 60th days after the date of this Prospectus. In addition, the holder is limited to converting no more than 10% of the principal amount in any calendar week. The Company has the right to redeem the debentures at any time at a price of 115% of the principal amount, plus any accrued but unpaid interest. The debentures are subordinate to the Company's bank line and two warehouse line of credit agreements. The investor also received warrants to purchase 50,000 shares of the Company's Common Stock at a price of $8.75 per share. The foregoing securities were sold without registration in a transaction qualifying for exemption from registration afforded by Section 4(2) of the Securities Act.

     On June 30, 1998, the Company sold 1,000 shares of Series B Convertible Preferred Stock for $1,000,000 to one institutional investor, The foregoing shares were sold without registration in a transaction qualifying for exemption from registration afforded by Section 4(2) of the Securities Act.

Item 27. Exhibits

Exhibit
Number      Description

   +3.1     Certificate of Incorporation of the Registrant

   +3.2     Bylaws of the Registrant

   +3.3     Specimen Common Stock certificate

  ++3.4 Certificate of Designation of the Series A Convertible Preferred Stock of the Registrant

   *3.5 Certificate of Designation of the Series B Convertible Preferred Stock of the Registrant

    5.1     Opinion of Epstein Becker & Green, P.C. [To be filed by amendment]

  *24.1 Consent of Weinick Sanders Leventhal & Co. LLP (successor to the practice of Martin Leventhal & Company LLP, certified public accountants)

   24.2     Consent of Epstein Becker & Green, P.C. (included in Exhibit 5.1)

  *24.3     Consent of Grant Thornton LLP

  *25       Power of Attorney

--------------

+ Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 333-6660) dated May 27, 1997.

++   Previously filed.

*    Filed herewith.



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

Item 28.  Undertakings

The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimate maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that (1) for the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed pursuant to Rules 424(b)(1), and 42(b)(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement at the time it was declared effective, and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment, if any, that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of West Palm Beach, State of Florida, on July 6, 1998.


                                              CFI MORTGAGE INC.


                                              By: /s/ Christopher C. Castoro
                                                 -------------------------------
                                              Christopher C. Castoro
                                              Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons on behalf of the Registrant and in the capacities and on the dates stated. Each person whose signature appears below hereby authorizes Christopher C. Castoro and Vincent J. Castoro and any of them acting individually, with full power of substitution of file one or more amendments, including Post-Effective Amendments, to this Registration Statement, which Amendments may make such changes as any of them deems appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints Christopher C. Castoro and Vincent J. Castoro and any of them acting individually, with full power of substitution, as Attorney-in-Fact to execute his name on his behalf to file any such Amendments to this Registration Statement.

        Signature                                 Title                            Date
        ---------                                 -----                            ----

/s/ Paul R. Garrigues
--------------------------
Paul R. Garrigues                     Chief Financial Officer                   July 6, 1998

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities and on the dates indicated.

        Signature                                  Title                            Date
        ---------                                  -----                            ----

            *
--------------------------
Vincent C. Castoro                    Chairman of the Board of Directors        July 6, 1998

/s/ Christopher C. Castoro
--------------------------
Christopher C. Castoro                Chief Executive Officer and Director      July 6, 1998

/s/ Paul R. Garrigues
--------------------------
Paul R. Garrigues                     Chief Financial Officer                   July 6, 1998

            *
--------------------------
Robert A.  Simm                       Principal Accounting Officer              July 6, 1998


            *
--------------------------
Vincent J. Castoro                    Vice-President and Director               July 6, 1998

            *
--------------------------
Thomas J. Healy                       Director                                  July 6, 1998

            *
--------------------------
Robert J. Thompson                    Director                                  July 6, 1998

By: /s/ Christopher C. Castoro
    --------------------------
       Christopher C. Castoro
         Attorney-in-fact











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